Exhibit 10.1

FIFTH AMENDED AND RESTATED MORTGAGE WAREHOUSING

AND

SECURITY AGREEMENT

Dated as of April 17, 2010

By and Among

EF&A FUNDING, L.L.C., d/b/a ALLIANT CAPITAL, LLC

AND

BANK OF AMERICA, N.A.

as Credit Agent

AND

THE LENDERS PARTY HERETO

ARTICLE I THE FACILITY		1
1.1	Agreement Period	1
1.2	Loans	2
1.3	The Notes	2
1.4	Interest	4
1.5	Accordion Option	5
1.6	Procedure for Borrowing	8
1.7	Amount of Advances	11
1.8	Additional Provisions Relating to Interest Rate	11
1.9	Non-Usage Fees	14
1.10	Other Fees	14
1.11	Interest Limitation	14
1.12	Principal Payments	15
1.13	Method of Making Payments	17
ARTICLE II SECURITY INTEREST		18
2.1	Grant of Security Interest	18
2.2	The Company Remains Liable	18
2.3	Release of Collateral	18
2.4	Security Covenants	19
2.5	Sale of Collateral Loans	20
2.6	Warehousing Time Limitations: Mandatory Prepayment	21
2.7	Further Assurances	21
ARTICLE III REPRESENTATIONS AND WARRANTIES		21
3.1	Formation	21
3.2	Due Authorization	21
3.3	Enforceability	22
3.4	Authority	22
3.5	Legality	22
3.6	Consents	22
3.7	Contravention	22
3.8	Litigation: Adverse Facts	22
3.9	No Event of Default	22
3.10	Financial Statements	23
3.11	Taxes	23
3.12	ERISA	23
3.13	Federal Reserve Regulations	23
3.14	Material Misrepresentation	23
3.15	Franchise	23
3.16	Burdensome Obligations	23
3.17	Disputes	24
3.18	Mortgages	24
3.19	Mortgage Notes	24
3.20	Legal and Fannie Mae Compliance	24
3.21	Loan Origination Activities	24
3.22	Qualifications	24
3.23	Security Interest	25

i

3.24	Governmental Regulation	25
3.25	Representations and Warranties Concerning Collateral	25
ARTICLE IV COVENANTS		27
4.1	Servicing Collateral Mortgage Loans	27
4.2	Enforcement	28
4.3	Settlement	28
4.4	Notices	28
4.5	Financial Statements	28
4.6	Compliance	29
4.7	Insurance	30
4.8	Records	30
4.9	Further Assurances	30
4.10	Obligations	30
4.11	Ownership and Existence	30
4.12	Indebtedness	31
4.13	Liens	32
4.14	Business Change	32
4.15	Investments	33
4.16	Financial Covenants	33
4.17	Servicing	34
4.18	Special Affirmative Covenants Relating to Collateral	35
4.19	Special Negative Covenants Concerning Collateral	36
ARTICLE V CONDITIONS PRECEDENT		36
5.1	Effectiveness of Agreement	36
5.2	All Warehousing Advances	37
ARTICLE VI EVENTS OF DEFAULT		38
6.1	Events of Default	38
6.2	Occurrence	40
6.3	Remedies	40
6.4	Defaults	43
ARTICLE VII MISCELLANEOUS		43
7.1	Indemnification	43
7.2	Fees and Expenses	44
7.3	Notice	44
7.4	Integration	45
7.5	CHOICE OF LAW; JURISDICTION AND VENUE	45
7.6	Set off	46
7.7	Headings/Captions	47
7.8	Independence of Covenants	47
7.9	Amendments and Waivers	47
7.10	Financial Statements; Change in Accounting Principles	47
7.11	Survival of Warranties and Certain Agreements	47
7.12	Failure or Indulgence Not Waiver: Remedies Cumulative	48
7.13	Severability	48
7.14	Counterparts; Effectiveness	48
7.15	Power of Attorney	48

7.16	Terms Binding Upon Successors	48
7.17	Pledge to Federal Reserve Lenders	48
7.18	Relationship of the Parties	48
7.19	WAIVER OF JURY TRIAL	49
7.20	WAIVER OF PUNITIVE, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES	49
7.21	Consent to Credit References	50
7.22	U.S. Patriot Act	50
ARTICLE VIII THE CREDIT AGENT AND THE LENDERS		50
8.1	Appointment	50
8.2	Duties of Credit Agent; Administration of Facility by Credit Agent	50
8.3	Delegation of Duties	50
8.4	Exculpatory Provisions	51
8.5	Reliance by Credit Agent	51
8.6	Notice of Default	51
8.7	Lenders’ Credit Decisions	52
8.8	Credit Agent’s Reimbursement and Indemnification	52
8.9	Credit Agent in its Individual Capacity	53
8.10	Successor Credit Agent	53
8.11	Duties in Case of Enforcement	53
8.12	Respecting Loans and Payments	54
8.13	Assignment and Participation	58
8.14	Administrative Matters	60
8.15	Terms Generally	61

Index of Defined Terms

Defined Term	Page Defined

2002 Agreement	1
Accordion Conditions	7
Accordion Facility Documents	7
Accordion Lender	7
Accordion Notice	6
Act	50
Advance	2
Agreement	1
Agreement Period	1
Applicable Base Rate	12
Approved Investor	3
Assignee	58
Assignment and Acceptance	58
Attachment	20
Authorized Person(s)	8
Bank of America	1
Base Rate	12
BBA LIBOR	4
BBA LIBOR Daily Floating Rate	4
BBA LIBOR Rate	4
Borrowing Base	11
Business Day	3
Cash Collateral Account	2
Change of Control or Management	39
Collateral	18
Collateral Agent	9
Collateral MBS	18
Collateral Mortgage Loan	18
Commitment	10
Commitment Amount	11
Company	1
Credit Agent	1
Credit Line Amount	2
Credit Value	11
Damages	43
Default	43
Default Rate	4
Delinquent Lender	56
Delinquent Serviced Loan	34
Depreciation	34
Direct Purchase Commitment	10
DUS Program	9

Effective Date	1
Event of Default	38
Existing Facility	1
Expiration Date	1
Facility	1
Federal Fund Rate	9
Fee Letter	14
Future Commitment	57
GAAP	23
Indemnified Party	43
Insolvency Proceeding	39
Interest Due Date	5
Investable Capital Account	15
Lender	1
Liabilities	34
LIBOR Loan	13
Liquidation Proceeds	42
Liquidity	34
London Banking Day	4
MBS Commitment	10
Minimum Deposits Agreement	33
Mortgage Documents	10
Mortgage Loan	9
Mortgage Loan Funding Advance	2
Mortgage Note	10
Non-Usage Fee	14
Note	2
Notice	20
Obligations	18
Operating Account	18
Operating Agreement	31
Other Taxes	13
Participant	59
Permitted Redemptions	31
Pledged Assets	18
Prime Rate	12
Register	58
Request for Advance	8
Required Lenders	51
Servicing Portfolio	34
Subordinated Debt	34
Successful Accordion Syndication	7
Tangible Assets	34
Tangible Net Worth	34
Taxes	13
Trust Receipt	20

v

UCC	18
Unused Portion	14
Warehouse Period	21
Warehousing Commitment	53
Warehousing Commitment Amount	53
Warehousing Commitment Percentage	52

Exhibits

Exhibit A	-	Form of Note
Exhibit B	-	Approved Investors
Exhibit C-1	-	Form of Request for General Advance
Exhibit C-2	-	Form of Request for Mortgage Loan Funding Advance
Exhibit D-1	-	Form of Bailee Letter (MBS)
Exhibit D-2	-	Form of Bailee Letter (Cash Purchase)
Exhibit D-3	-	Form of Bailee Letter (ASAP Plus)
Exhibit E	-	Form of Trust Receipt
Exhibit F	-	Form of Compliance Certificate
Exhibit G	-	Schedule of Indebtedness
Exhibit G-1	-	Capital Leases
Exhibit H	-	Certificate of EF&A Funding, L.L.C.
Exhibit I	-	Form of Assignment and Acceptance
Exhibit J	-	Warehousing Commitment Percentages
Exhibit K	-	Members of the Company
Exhibit L	-	Assumed Names

FIFTH AMENDED AND RESTATED

MORTGAGE WAREHOUSING AND SECURITY AGREEMENT

THIS FIFTH AMENDED AND RESTATED MORTGAGE WAREHOUSING AND SECURITY AGREEMENT (this “Agreement”), dated as of April 17, 2010, is made by and among EF&A FUNDING, L.L.C., d/b/a ALLIANT CAPITAL, LLC, a Michigan limited liability company (the “Company”), BANK OF AMERICA, N.A., as agent (in such capacity, the “Credit Agent”), BANK OF AMERICA, N.A., in its individual capacity (in such capacity, “Bank of America”), and each lender, including Bank of America, in such capacity, from time to time party hereto (individually, a “Lender” and collectively, the “Lenders”).

RECITALS

WHEREAS, the Company desired to warehouse certain mortgage loans with Bank of America pending the sale of such loans;

WHEREAS, Bank of America agreed to establish a line of credit in favor of the Company to be secured by such mortgage loans and related collateral (the “Existing Facility”);

WHEREAS, the Company and Bank of America entered into that certain Fourth Amended and Restated Mortgage Warehousing and Security Agreement dated as of October 31, 2002 (as amended from time to time, the “2002 Agreement”) to provide written evidence of their respective agreements, rights, duties, benefits and obligations arising under or in connection with the Existing Facility;

WHEREAS the Company and Bank of America subsequently extended and amended the 2002 Agreement;

WHEREAS, the Company and Bank of America desire to further extend, modify and restate the provisions of the 2002 Agreement on the terms and conditions set forth herein;

WHEREAS, this Agreement amends and restates, in its entirety, the 2002 Agreement.

NOW, THEREFORE, the Company, Bank of America, the Credit Agent and the Lenders agree as follows:

ARTICLE I

THE FACILITY

1.1                               Agreement Period. On and subject to the terms and conditions set forth herein, the credit extended and advances made by Bank of America under the Existing Facility shall continue in effect and be included within the line of credit established pursuant to this Agreement (the “Facility”). The Facility shall be in effect from the Effective Date until the earlier of: (1) termination by the Credit Agent or the Company pursuant to this Agreement, and (2) June 30, 2010 (the earlier of such dates being sometimes hereinafter referred to as the “Expiration Date”). The period in which the Facility shall be in effect is hereinafter called the “Agreement Period”. The term “Effective Date” means, subject to the Company’s satisfaction of the conditions set forth in Article V, the date hereof. This Agreement may be cancelled by the Company at any time upon thirty (30) days prior written notice to the Credit Agent.

1.2                               Loans.

(i)                                     Subject to the terms and conditions of this Agreement, during the Agreement Period, the Lenders agree to make to the Company loans in an aggregate principal amount not to exceed at any one time outstanding the lesser of Eighty Million Dollars ($80,000,000) (the “Credit Line Amount”) or the maximum amount as calculated under the terms of Section 1.7(ii) of this Agreement (such loans, including those outstanding under the 2002 Agreement as of the Effective Date, are collectively referred to herein as, “Advances” and individually as an “Advance”). Lenders shall have no obligation to make Advances (a) if, after giving effect to a requested Advance, the aggregate outstanding principal amount of all of such Lender’s Advances would exceed such Lender’s Warehousing Commitment Amount, or (b) on the Expiration Date. The advances made by Bank of America under the 2002 Agreement shall be continued as Advances under this Agreement.

(ii)                                  Advances may be either (a) for general Company purposes (a “General Advance”), or (b) for partially funding the Company’s origination of a Mortgage Loan (a “Mortgage Loan Funding Advance”).

1.3                               The Notes.

(i)                                     The obligation of the Company to repay the Facility shall be evidenced by one or more notes, substantially in the form annexed hereto as Exhibit A (each a “Note,” collectively, the “Notes”), dated the date hereof, duly executed by an Authorized Person and payable to the order of the applicable Lender in full on the Expiration Date or in full or in part on such earlier date or dates as any Advance evidenced thereby shall be pre-payable pursuant to the provisions of this Agreement. The obligation of the Company to repay each Advance made hereunder shall be absolute and unconditional, notwithstanding any failure by the Credit Agent or any Lender to properly record an Advance on its records or to receive written confirmation of a transaction from the Company and, in the event of disagreement, the Credit Agent’s records shall govern, absent manifest error. The Note issued hereunder to Bank of America, as a Lender, shall be an amendment and restatement of the note issued to it by the Company under the 2002 Agreement.

(ii)                                  Unless required to be repaid earlier pursuant to this Agreement, the Company shall repay the entire outstanding principal balance, any unpaid and accrued interest and all other outstanding amounts under the Facility on or before the Expiration Date.

(iii)                               Subject to Section 1.12(v) hereof, proceeds received from sales or other dispositions of Collateral Mortgage Loans or other Pledged Assets shall be paid to the Credit Agent by Fannie Mae or other Approved Investor, by wire transfer to the cash collateral account maintained at the Credit Agent for such purpose (the “Cash Collateral

Account”), and applied to repay any principal of outstanding Advances; if and to the extent any proceeds remain after repaying all then outstanding Advances, such excess shall be paid to the Company, by transfer to the Investable Capital Account, provided no Default or Event of Default has occurred and is continuing. If a Default, but not an Event of Default, has occurred and is continuing, then such proceeds shall be held in the Cash Collateral Account, as Collateral, until such Default has been cured or waived, as provided herein (at which time, in the absence of an additional Default or Event of Default, such proceeds shall be transferred by the Credit Agent to the Investable Capital Account), or has become an Event of Default. If an Event of Default has occurred and is continuing, such proceeds may be applied, in Credit Agent’s discretion, to any sums due hereunder, including interest, principal and any costs or expenses then due, in such order as Credit Agent shall determine. The term “Approved Investor” means Fannie Mae and the other entities listed on Exhibit B hereto; provided, however, (a) Credit Agent may, from time to time, (1) acting in its sole discretion, without the consent of any Lenders, eliminate any person as an Approved Investor, and/or (2) with the approval of all Lenders, which may be granted or withheld in their sole discretion, add as an Approved Investor an entity proposed as such in writing by the Company, (b) the elimination of an entity as an Approved Investor shall be effective, upon at least three (3) Business Days notice, only with respect to Commitments relating to Mortgage Loans with respect to which a Request for Advance has not yet been submitted as provided herein, and (c) if the credit rating assigned by either Standard & Poor’s Ratings Service, a division of The McGraw Hill Companies, or Moody’s Investors Service, Inc. to Fannie Mae is downgraded to below A, then Commitments thereafter issued by Fannie Mae shall be acceptable hereunder at the sole discretion of the Credit Agent and the Lenders. Exhibit B automatically shall be deemed to be amended from time to time to reflect the elimination or addition of Approved Investors as provided herein. The Credit Agent’s records identifying Approved Investors from time to time, reflecting all effective eliminations and additions, shall be conclusive, absent manifest error. Credit Agent may, and at the Company’s or any Lender’s request shall, from time to time create an updated Exhibit B reflecting the then Approved Investors, which Credit Agent shall furnish to the Company and all Lenders.

(iv)                              If at any time the amount of Advances outstanding exceeds the lesser of the Borrowing Base or the Credit Line Amount, the Company shall immediately, and in any event by the next Business Day, prepay the Advances to the extent necessary to cause the amount of such outstanding Advances not to exceed the lesser of the Borrowing Base or the Credit Line Amount.

(v)                                 Whenever any payment to be made hereunder or under a Note shall be stated to be due on a day which is not a Business Day, the payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of interest hereunder or under such Note or of the commitment fee or other fees due hereunder. The term “Business Day” means any day other than a Saturday, or Sunday or a day on which banks in Michigan are authorized or obligated to close.

(vi)                              Upon receipt by Credit Agent of an affidavit of an officer of any Lender as to the loss, theft, destruction or mutilation of any Note, and, in the case of any such mutilation, upon receipt by Credit Agent of such Note, the Company will issue, in lieu thereof, a replacement note in the same principal amount thereof and otherwise of like tenor. Any Lender that obtains a replacement note in exchange for a lost, stolen or destroyed Note will indemnify the Company, on customary terms, against any loss or damage suffered by the Company as a result of the lost, stolen or destroyed Note.

1.4                               Interest.

(i)                                     Except as otherwise provided in this Agreement, the aggregate outstanding principal balance of all Advances from time to time shall bear interest each day at a floating rate per annum equal to the BBA LIBOR Rate for such day. As used herein:

“BBA LIBOR Rate” means, for any day, a rate per annum equal to the BBA LIBOR Daily Floating Rate for such day, plus Three and One-Quarter Percent (3.25%).

“BBA LIBOR Daily Floating Rate” means, for any day, a fluctuating rate of interest per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Credit Agent from time to time) as determined for each such day at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, for U.S. Dollar deposits (for delivery on the date in question, or, if such day is not a London Banking Day, the immediately preceding London Banking Day) with a one month term, as adjusted from time to time in the Credit Agent’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. If the BBA LIBOR rate is not available at such time for any reason, then the rate will be determined by such alternate method as reasonably selected by the Credit Agent, subject to Section 1.8 hereof, and the Credit Agent will endeavor to give the Company prompt notice of the rate so determined (provided, however, that the Credit Agent’s failure to give such notice shall not affect the Company’s obligations hereunder). A “London Banking Day” is any Business Day that is also a day on which banks in London are open for business and dealing in Dollar deposits.

(ii)                                  After an Event of Default, unless and until waived as provided herein, the unpaid principal balance of all Advances made under the Facility shall, to the extent permitted by applicable law, at the Credit Agent’s option, bear interest each day at a rate per annum equal to four percent (4%) plus the BBA LIBOR Rate for such day (the “Default Rate”), payable on demand, whether before or after the entry of any judgment thereon. Interest payments not received by the Interest Due Date, and principal, fees and other amounts not received within five (5) days after the due date therefor shall incur a late charge of four percent (4%) of the amount due.

(iii)                               All interest and fees payable hereunder shall be calculated on a 360-day year basis for the actual number of days elapsed. In computing interest on any Advance,

the date of the making of the Advance shall be included and the date of payment shall be excluded.

(iv)                              Interest shall be paid by the Company on a calendar month basis, and shall be due and payable on the later of (x) the fifteenth day of the month following the month such interest accrued, or (y) ten days after the date the Credit Agent bills the Company by sending to the Company by facsimile or email a statement for said interest (the “Interest Due Date”); provided, however, all accrued and unpaid interest shall be payable in full on the Expiration Date.

(v)                                 If, for any reason, (1) the Company repays an Advance on the same day that it was made, or (2) the Company instructs Credit Agent not to make a previously requested Advance after Lenders or Credit Agent have reserved funds or made other arrangements necessary to enable Credit Agent and Lenders to fund that Advance, the Company shall pay to Credit Agent, for its own account, an administrative fee equal to one (1) day of interest on that Advance at the rate of one and one-half percent (1.50%) per annum. All such administrative fees are due and payable within ten (10) days after notice from Credit Agent. In addition to the foregoing administrative fee, and notwithstanding any other provision of this Agreement, any such Advance that is repaid on the same day that it was made shall bear interest (for the benefit of the Lenders, in accordance with their respective Warehousing Commitment Percentages) for such day at the same rate as all other Advances, and otherwise shall be subject to all other provisions of this Agreement generally applicable to Advances, except to the extent that (a) such payment is received by the Credit Agent by the time specified in Section 1.13(i) and (b) in the case of a Mortgage Loan Funding Advance, the Mortgage Loan to be funded by the Company utilizing the proceeds of such Advance did not close.

1.5                               Accordion Option.

(i)                                     Capitalized terms used in this Section 1.5 which are not defined elsewhere in this Agreement have the meanings specified therefor in Section 1.5(vii), below.

(ii)                                  At the request of the Company as provided herein, the Warehousing Credit Limit may be increased by an aggregate amount of up to $20,000,000 (bringing the total Warehousing Credit Limit to a maximum of $100,000,000), upon the Credit Agent’s determination that the Accordion Conditions have been fully satisfied. In each such event, subject to all applicable provisions of the Accordion Facility Documents (a) the outstanding Advances shall be allocated among the Lenders (which term shall from and after such time, and as used in this Section 1.5, as the context requires, include the Accordion Lenders) by the Credit Agent based upon the increased Warehousing Credit Limit, and the Lenders’ resulting respective Warehousing Commitment Amounts and Warehousing Commitment Percentages, with the Accordion Lenders making advances to the then existing Lenders as appropriate, in accordance with customary applicable syndication practices of the Credit Agent, and (b) the Lenders shall thereafter make Advances to the Company based upon the increased Warehousing Credit Limit, and the Lenders’ resulting respective Warehousing Commitment Amounts and Warehousing Commitment Percentages. The obligations of the Lenders shall be several and not joint.

(iii)          With respect to each increase to the Warehousing Credit Limit requested by the Company, the Company hereby acknowledges and agrees as follows:

(a)                                 Each request for such increase (an “Accordion Notice”) must (A) be in writing and executed by the Company, and (B) specify the amount of the requested increase to the Warehousing Credit Limit, which requested increase (x) may not exceed $20,000,000, and (y) must be at least $10,000,000.

(b)                                 Credit Agent will manage all aspects of the proposed syndication of the requested increase to the Warehousing Credit Limit, including, without limitation, the allocations of the increased Warehousing Credit Limit among the Lenders and the Accordion Lenders and the allocation of interest and fees.

(c)                                  After the Company’s request to increase the Warehousing Credit Limit, the Company shall cooperate with the Credit Agent in connection with the efforts of the Credit Agent to achieve a Successful Accordion Syndication, to include, among other things: (x) permitting and facilitating direct contact during the syndication between the Company’s senior officers, representatives and advisors, on the one hand, and prospective Accordion Lenders, on the other hand, at such times and places as Credit Agent may reasonably request; (y) providing to the Credit Agent and prospective Accordion Lenders all financial and other information as they may reasonably request, including, without limitation, projections and forecasts; and (z) assistance in the preparation of a confidential information memorandum and other marketing materials to be used in connection with the proposed syndication of the requested increased Warehousing Credit Limit.

(iv)                              The Company may give one or more Accordion Notices; provided that the aggregate increases requested pursuant thereto does not exceed $20,000,000.

(v)                                 The Credit Agent (a) is only agreeing to use reasonable and customary efforts to achieve one or more Successful Accordion Syndications, (b) is not agreeing or committing to increase the amount of its Warehousing Commitment Amount, and (c) is not guarantying that any efforts to achieve one or more Successful Accordion Syndications will succeed.

(vi)                              Credit Agent may elect, in its discretion, to abandon its efforts to achieve a Successful Accordion Syndication if it determines that such efforts are not likely to succeed. In such event, (i) the Credit Agent shall have no obligation to increase the existing Warehousing Credit Limit, (ii) the Credit Agent shall have no liability to the Company or any other Person with respect to the efforts undertaken by the Credit Agent in connection therewith or the failure to achieve a Successful Accordion Syndication, and (iii) the Company promptly shall reimburse the Credit Agent for all reasonable out-of pocket costs and expenses incurred by the Credit Agent in its syndication efforts.

(vii)                           As used herein, the following terms have the following meanings:

“Accordion Conditions” means the satisfaction of all of the following conditions precedent, each as determined by the Credit Agent:

A Successful Accordion Syndication shall have been achieved (including, without limitation, the execution and delivery by all applicable parties of all Accordion Facility Documents and the satisfaction of all applicable conditions set forth therein) within thirty (30) days after the Credit Agent’s receipt of the Accordion Notice;

As of date of Accordion Notice and as of the effective date of the increase to the Warehousing Credit Limit, no Default or Event of Default shall have then occurred and be continuing;

The Company shall have paid all fees required by this Agreement and in any other agreement between the Company and the Credit Agent (including, without limitation, the Fee Letter); and

The Company shall have paid all fees and reasonable out-of-pocket costs and expenses (including, without limitation, all attorneys’ reasonable fees) incurred by the Credit Agent and the Accordion Lenders in connection with the Successful Accordion Syndication and the preparation, negotiation, execution, and delivery of the Accordion Facility Documents.

“Accordion Lender” means each lender, acceptable to the Credit Agent, in its discretion, and reasonably acceptable to the Company, which makes an Accordion Commitment and becomes a “Lender” obligated to make Warehousing Advances pursuant to the terms and conditions of the Accordion Facility Documents.

“Accordion Facility Documents” means such amendments, restatements, and modifications of the existing Facility Documents, together with any additional documents, instruments and agreements, deemed necessary or desirable in the sole discretion of the Credit Agent or the applicable Accordion Lender to evidence and effectuate a Successful Accordion Syndication, and the resulting increase to the Warehousing Credit Limit, and otherwise to set forth the relative rights and obligations of: (i) the Company to the Credit Agent and the Lenders, and (ii) the Credit Agent and the Lenders (including, but not limited to, pursuant to agency and voting provisions satisfactory to the Credit Agent), all of the foregoing in form and substance satisfactory to the Credit Agent, the Company and the Lenders.

“Successful Accordion Syndication” means the arrangement of commitments from one or more Accordion Lenders by the Credit Agent, on terms and conditions acceptable to the Credit Agent in all respects, resulting in an increase in the Warehousing Credit Limit by the amount requested by the Company in the Accordion Notice (or such lesser amount as may be agreed upon by the Credit Agent and the Company) pursuant to the Accordion Facility Documents, subject to the limitations and terms and conditions set forth in this Section 1.5 and elsewhere in this Agreement.

1.6                               Procedure for Borrowing.

(i)                                     Any person(s) authorized to borrow on behalf of the Company and to execute documents (an “Authorized Person(s)”) by a resolution or other appropriate evidence of authority which has been furnished to the Credit Agent in form and substance satisfactory to the Credit Agent, may request an Advance hereunder, for purposes of either a General Advance or a Mortgage Loan Funding Advance, by transmitting a request in the form of Exhibit C-1 for a General Advance and Exhibit C-2 for a Mortgage Loan Funding Advance (each, a “Request for Advance”) to the Credit Agent by U.S. Mail, commercial overnight delivery service, or telephonic facsimile not later than (a) for Mortgage Loan Funding Advances, 3:00 p.m. (Michigan time) on the Business Day before the Business Day on which the Company desires the Advance, and (b) for General Advances, (i) when the Credit Agent is the only Lender hereunder, 4:00 p.m. (Michigan time) on the Business Day the Company desires such Advance, and (ii) when there is more than one Lender hereunder, by 2:00 p.m. (Michigan time) on the Business Day the Company desires such Advance. Each such request shall specify the date (which must be a Business Day) the proposed Advance is to be made and the amount of the proposed Advance. No Request for Advance shall be effective until actually received by the Credit Agent. Any Request for Advance received by the Credit Agent after the applicable cut-off time specified above shall be deemed to have been received by the Credit Agent on the next Business Day. The Company agrees that, in implementing this arrangement, the Credit Agent is authorized to honor requests which it believes in good faith to emanate from an Authorized Person, whether in fact that be the case or not. Mortgage Loan proceeds shall be made available by the Credit Agent only (a) if all conditions set forth herein for the making of Advances have been satisfied, (b) for a Mortgage Loan Funding Advance, to a closing agent satisfactory to the Credit Agent, subject to an escrow agreement acceptable to the Credit Agent, and (c) if all Lenders have timely funded their respective Warehousing Commitment Percentages of the requested Advance. Unless a later time is specified in the Request for Advance, Advances will be made by 10:00 a.m. (Michigan time) for Mortgage Loan Funding Advances, and within two (2) hours after receipt of the Request for Advance for General Advances (provided, however, that Credit Agent shall not be required to fund after 5:00 p.m. (Michigan time) on any day), on the Business Day requested by the Company for such Advance in its Request for Advance.

(ii)                                  Credit Agent shall promptly notify each Lender of Credit Agent’s receipt of a request for an Advance, of such Lender’s Warehousing Commitment Percentage of such Advance, and of the Business Day on which such Advance is to be made (which may be such Business Day). To make an Advance, each Lender shall wire transfer to a specified account of Credit Agent prior to (a) 10:00 a.m. (Michigan time) for Mortgage Loan Funding Advances, and (b) 4:00 p.m. (Michigan time) for General Advances, on the date specified for such Advance, and Credit Agent shall make such Advance available to the Company as provided in this Agreement if all Lenders have so funded. If the Credit Agent receives notice from a Lender that such Lender does not intend to make its Warehousing Commitment Percentage of any Advance, no other Lender shall have any obligation to fund such non-funding Lenders’ Warehousing Commitment Percentage. Notwithstanding the foregoing, unless a Lender notifies Credit Agent prior to the applicable funding deadline specified above on the date of a proposed Advance that it does not intend to make its Warehousing Commitment Percentage of such Advance available to Credit Agent on such date, Credit Agent may assume that each Lender will timely make such amount available to Credit Agent on such date to be advanced to the Company, and, in reliance on such assumption, Credit Agent may, at its option, but in no event shall Credit Agent be obligated to, make a corresponding amount available to the Company on such date.

(iii)                               If Credit Agent, in its sole discretion, makes such corresponding amount available to the Company, prior to receiving funds from all of the Lenders, and a Lender does not make such amount available to Credit Agent by the close of business on the date of the Advance, such Lender will pay such amount to Credit Agent on the next Business Day plus interest to the date of payment at a rate per annum equal to the Federal Funds Rate. “Federal Funds Rate” means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Lender of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Credit Agent by federal funds dealers selected by Credit Agent on such day on such transaction as determined by the Credit Agent.

(iv)                              If a Lender fails to pay Credit Agent as provided in 1.6(iii), the Company shall pay such amount to Credit Agent upon demand, plus interest (at the rate applicable to the Company for such Advance) to the date of repayment.

(v)                                 Nothing in this 1.6 shall relieve any Lender from its obligation to fund its Warehousing Commitment Percentage of any Advance, or prejudice any rights the Company may have against any Lender as a result of such Lender’s failure to make its Warehousing Commitment Percentage of any Advance.

(vi)                              When the Company requests a Mortgage Loan Funding Advance, or when Mortgage Loans are closed by the Company without using funds advanced under this Facility, the Company shall deliver to the Collateral Agent (“Collateral Agent” shall mean the Credit Agent at its Troy, Michigan facility or any other entity or location designated by the Credit Agent) the Mortgage Documents for such Mortgage Loans. A “Mortgage Loan” means a loan originated by the Company under Fannie Mae’s Multifamily Delegated Underwriting and Servicing program (the “DUS Program”), secured by a first lien (or subordinate lien, if the loan qualifies as a Fannie Mae Supplemental Loan under the DUS Program) on real property: (A) which is improved by a completed multi-family residential structure or structures located in the United States, (B) which is evidenced by a Mortgage Note dated not more than five (5) days prior to the delivery of possession to the Collateral Agent, (C) as to which the representations and warranties relating to Mortgage Loans set forth in this Agreement are true and correct, and (D) which is subject to and covered by, as applicable, a written: (1) Mandatory Delivery -Commitment - Multifamily Delegated Underwriting issued by Fannie Mae

(“Direct Purchase Commitment”), or (2) Optional Delivery Commitment Multifamily MBS/DUS issued by Fannie Mae (“MBS Commitment”), and from Fannie Mae or other Approved Investor, a commitment to purchase the MBS (“MBS Purchase Commitment”). The Direct Purchase Commitment, MBS Commitment, and MBS Purchase Commitment (which, if issued by an Approved Investor other than Fannie Mae, must be in form and substance reasonably satisfactory to the Credit Agent) are hereinafter referred to as a “Commitment”. “MBS” means a mortgage-backed security issued by Fannie Mae to or at the direction of the Company pursuant to Fannie Mae’s MBS/DUS product line (a) in exchange for the delivery by the Company to Fannie Mae of a Mortgage Loan pursuant to an MBS Commitment, and (b) backed by such Mortgage Loan. “Mortgage Documents” means, with respect to any Mortgage Loan:

(a)                                 the duly executed original promissory note made payable to the Company under such Mortgage Loan, properly endorsed by the Company in blank (each a “Mortgage Note”) plus one copy of such Mortgage Note;

(b)                                 an original unrecorded, duly executed and acknowledged assignment of the mortgage and, if separate, the assignment of leases and rents securing such Mortgage Note, by the Company, as assignor, each, as applicable, to be assigned in blank and in recordable form;

(c)                                  either the original, recorded mortgage securing such Mortgage Note, or a photocopy of the original mortgage, certified by a title or escrow company to be a true photocopy of the original document delivered for recording;

(d)                                 either a copy of the mortgagee title insurance commitment proposing to insure the lien of the mortgage as a first lien (or subordinate lien, if permitted hereunder), or other evidence satisfactory to the Credit Agent in its sole, absolute and unfettered discretion that the lien of each Mortgage Loan is a first mortgage lien (or subordinate lien, if permitted hereunder);

(e)                                  a true and correct copy of the Commitment (which must be printed from Fannie Mae’s Multifamily Committing and Delivery System, in the case of a Direct Purchase Commitment or an MBS Commitment, if such system is required to be used therefor pursuant to the DUS Guide);

(f)                                   a Request for Advance, with appropriate insertions and executed by any two Authorized Persons. The signature of any of Kelley Prevete, Byron Steenerson, and Laura Pattie (while such person is an Authorized Person) may be provided to the Credit Agent by telephonic facsimile;

(g)                                  a copy of the Company’s written commitment to the Mortgage Loan borrower;

(h)                                 an unrecorded assignment, in blank, of the Security Agreement between the Collateral Mortgage Loan borrower to the Company, if applicable;

(i)                                     an unrecorded assignment, in blank, of the UCC financing statement naming the Collateral Mortgage Loan borrower as debtor and the Company as secured party;

(j)                                    A copy of the Company’s loan committee authorization approving the Mortgage Loan; and

(k)                                 A fully signed counterpart (without exhibits or schedules) of the Company’s escrow instructions letter to the closing agent, countersigned by the closing agent. Such instructions shall be in form and substance satisfactory to the Credit Agent.

1.7                               Amount of Advances.

(i)            The following terms are hereby defined as follows:

(a)                                 “Commitment Amount” means, in respect of each Mortgage Loan, the purchase price for such Mortgage Loan or related MBS, as applicable, as set forth in the Commitment in respect thereof, net of any discounts, offsets, deductions or other amounts payable by the Company or which would reduce the net purchase price payable to or for the benefit of the Company.

(b)                                 “Credit Value” means, at any time of determination with respect to any Mortgage Loan, an amount equal to ninety-five percent (95%) of the lesser of (x) the applicable Commitment Amount, (y) the outstanding principal amount thereof at such time, and (z) the actual principal amount thereof funded by the Company.

(c)                                  “Borrowing Base” means, as of any date of determination, an amount equal to (1) the Credit Value of all Collateral Mortgage Loans, less (2) the Credit Value of any Mortgage Loans excluded from the Borrowing Base pursuant to the provisions of this Agreement.

(ii)                                  The Company shall not permit (a) the aggregate outstanding principal balance of all Advances to exceed at any time the lesser of the Borrowing Base or the Credit Line Amount, or (b) any Advances to be made to fund any Mortgage Loan in a principal amount in excess of the Credit Value for such Mortgage Loan. In the event the principal balance exceeds the applicable limit, the Company shall immediately (and in any event within one (1) Business Day) repay such excess.

1.8                               Additional Provisions Relating to Interest Rate.

(i)                                     If Credit Agent has determined, after the date hereof, that the adoption or the becoming effective of, or any change in, or any change by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof in the interpretation or administration of, any applicable law, rule or regulation regarding capital adequacy, or compliance by any Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy), then, upon notice from Credit Agent to the Company and delivery by Credit Agent of a statement setting forth the reduction in the rate of return experienced by the affected Lender and the amount necessary to compensate such Lender under this Section 1.8(i), the Company shall be obligated to pay to the affected Lender such additional amount or amounts as will compensate such Lender for such reduction, to the extent such Lender reasonably determines such reduction is allocable to the existence of such Lender’s commitment to lend hereunder. Each determination by Credit Agent of amounts owing under this Section shall, absent manifest error, be conclusive and binding on the parties hereto.

(ii)                                  If Credit Agent determines (which determination shall be conclusive) that (a) by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the BBA LIBOR Daily Floating Rate for any day in accordance with the definition thereof; or (b) the BBA LIBOR Daily Floating Rate will not adequately and fairly reflect the cost to Lenders of funding (including maintaining) Advances, then Credit Agent shall give the Company prompt notice thereof, and from the date that is 30 days after the date such notice is given, until the Credit Agent notifies the Company that such condition no longer exists, the Facility (and all outstanding and future Advances under the Facility) shall bear interest at the Applicable Base Rate. “Applicable Base Rate” means, for any day, the Base Rate for such day, plus three and one quarter percent (3.25%). “Base Rate” means, on any day, the greater of (a) the Prime Rate in effect for such day, and (b) the sum of (i) the Federal Funds Rate for such day, plus (ii) 0.50%. “Prime Rate” means on any day, the rate of interest per annum then most recently established by the Credit Agent as its “prime rate,” it being understood and agreed that such rate is set by Credit Agent as a general reference rate of interest, taking into account such factors as Credit Agent may deem appropriate, that it is not necessarily the lowest or best rate actually charged to any customer or a favored rate, that it may not correspond with future increases or decreases in interest rates charged by other lenders or market rates in general, and that Credit Agent may make various business or other loans at rates of interest having no relationship to such rate. If Credit Agent ceases to exist or to establish or publish a prime rate from which the Prime Rate is then determined, the applicable variable rate from which the Prime Rate is determined thereafter shall be instead the prime rate reported in The Wall Street Journal (or the average prime rate if a high and a low prime rate are therein reported), and the Prime Rate shall change without notice with each change in such prime rate as of the date such change is reported.

(iii)                               Any and all payments by the Company to or for the account of Credit Agent and/or Lenders hereunder shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on Credit Agent’s or any Lender’s income, and franchise taxes imposed on it, by the jurisdiction under the laws of which Credit Agent and/or any Lender is organized or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as “Taxes”). If the Company shall be required by law to deduct any Taxes from or in respect of any sum payable under this Agreement to Credit Agent and/or any Lender, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this 1.8(iii)) Credit Agent and Lenders receive an amount equal to the sum they would have received had no such deductions been made, (b) the Company shall make such deductions, (c) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (d) the Company shall furnish to Credit Agent the original or a certified copy of a receipt evidencing payment thereof.

(iv)                              The Company also agree to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under this Agreement or from the execution or delivery of, or otherwise with respect to, this Agreement (hereinafter referred to as “Other Taxes”). Further, if the Company shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under this Agreement to Lender, the Company shall also pay to Credit Agent, at the time interest is paid, such additional amount that Credit Agent specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that Credit Agent and Lenders would have received if such Taxes or Other Taxes had not been imposed.

(v)                                 The Company agree to indemnify Credit Agent and each Lender for (a) the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 1.8) paid by any of them and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto; (b) any other amounts payable under 1.8; and (c) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant governmental authority. Payment under this Section 1.8(v) shall be made within 30 days after the date Credit Agent makes a demand therefor.

(vi)                              Notwithstanding anything to the contrary contained elsewhere in this Agreement, if (a) any change in law shall make it unlawful for any Lender to make Advances bearing interest using LIBOR as a reference rate (a “LIBOR Loan”), or to maintain outstanding Advances as LIBOR Loans or to give effect to its obligations as contemplated hereby with respect to the Facility or any particular Advance as a LIBOR Loan, or (b) at any time Credit Agent reasonably determines that the making or continuance of LIBOR Loans has become impracticable as a result of a contingency occurring after the date hereof which adversely affects the London interbank market, the Credit Agent may, by written notice to the Company (x) declare that LIBOR Loans will not thereafter be made by any Lender hereunder, whereupon all subsequent Advances shall bear interest at the Applicable Base Rate unless such declaration shall be subsequently withdrawn; and/or (y) require that the interest rate accruing on any then outstanding Advances be converted to the Applicable Base Rate as of the effective date of such notice.

1.9                               Non-Usage Fees. At the end of each Calendar Quarter (i.e., each March 31, June 30, September 30, and December 31) during the term of this Agreement, Credit Agent will determine the average usage of the Warehousing Commitment by calculating the arithmetic daily average of the Advances outstanding during such Calendar Quarter (“Used Portion”). Credit Agent will then subtract the Used Portion from the arithmetic daily average of the Warehousing Commitment Amount during such Calendar Quarter, and the result, if positive, will be known as the “Unused Portion.” The Company must pay to Credit Agent, for the account of the Lenders a fee (“Non-Usage Fee”) in the amount of 0.25% per annum of the Unused Portion during such Calendar Quarter. The Non-Usage Fee, to the extent required to be paid hereunder, is payable quarterly, in arrears on the tenth (10th) day of the month following the last day of each Calendar Quarter. Credit Agent computes the Non-Usage Fee on the basis of the actual number of days in each Calendar Quarter and a year of 360 days. If the date set forth in clause (1) of the definition of Expiration Period set forth in Section 1.1 hereof occurs on a day other than the last day of a Calendar Quarter, the Company must pay the prorated portion of the Non-Usage Fee due from the beginning of the then current Calendar Quarter to and including that date. The Company is not entitled to a reduction in the amount of the Non-Usage Fee under any circumstances. If the Warehousing Commitment terminates as a result of an Event of Default, the Company must pay, on the date of termination, a Non-Usage Fee in the amount of 0.25% per annum of the Unused Portion in effect immediately prior to the date of termination, for the period from the date of termination to and including the date set forth in clause (1) of the definition of Expiration Period set forth in Section 1.1 hereof. Credit Agent’s determination of the Non-Usage Fee for any period is conclusive and binding, absent manifest error.

1.10                        Other Fees. The Company shall from time to time pay to Credit Agent such fees as are set forth in a fee letter (the “Fee Letter”) to be entered into on or before the Effective Date between the Credit Agent and the Company. Such fees shall be for the account of the Credit Agent or the Lenders, as provided in the Fee Letter.

1.11                        Interest Limitation. If, at any time, the rate of interest, together with all amounts which constitute or are deemed under any applicable law to constitute interest and which are reserved, charged or taken by a Lender or Credit Agent as compensation for fees, services or expenses incidental to the making, negotiating or collecting of Advances, shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by a Lender or Credit Agent to the Company under applicable law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date.

1.12        Principal Payments.

(i)                                     On the Expiration Date the Company must pay Credit Agent the then outstanding principal balance of the Advances, together with all accrued and unpaid interest thereon and any unpaid costs, expenses and other amounts due under the Facility.

(ii)                                  The Company may prepay any portion of the Facility without premium or penalty at any time, subject to payment of amounts specifically provided for herein resulting from such payment.

(iii)                               The Company must pay to Credit Agent, and the Company authorizes Credit Agent to charge the Company’s money market account (account no.           ) maintained at the Credit Agent and entitled “Investable Capital Account” for the amount of any outstanding Advance against a specific Pledged Asset upon the earliest occurrence of any of the following events:

(a)                                 For any Collateral Mortgage Loan, the Warehouse Period elapses.

(b)                                 For any Collateral Mortgage Loan, more than forty-five (45) days has elapsed since such Collateral Mortgage Loan was sent to an Approved Investor, or the custodian acceptable to Credit Agent of an Approved Investor, for examination and purchase under a Commitment.

(c)                                  On the date an Advance was made (or the Business Day thereafter, in jurisdictions where table-funding is prohibited) if the Pledged Loan to be funded by that Advance is not closed and funded.

(d)                                 At the option of the Credit Agent, in its sole discretion, two (2) Business Day elapses from the date an Advance was made against a Pledged Loan, without receipt of the Mortgage Documents relating to that Pledged Loan required to be delivered on that date, or such Mortgage Documents, upon examination by Credit Agent or its custodian, are found not to be in compliance with the requirements of this Agreement or the related Commitment.

(e)                                  On the date on which a Pledged Loan is determined to have been originated based on material untrue, incomplete or inaccurate information or otherwise to be subject to fraud, whether or not the Company had knowledge of the misrepresentation, incomplete or incorrect information or fraud.

(f)                                   On the date on which the Company knows, has reason to know, or receives notice from Credit Agent, that (A) one or more of the representations and warranties with respect to Mortgage Loans set forth in this Agreement were inaccurate or incomplete in any material respect on any date when made or deemed made, or (B) the Company has failed to perform or comply with any covenant, term or condition applicable to such Pledged Asset as set forth in this Agreement.

(g)                                  On the date the Pledged Loan or a lien prior to the Mortgage securing repayment of the Pledged Loan is defaulted and remains in defult for a period of 30 days or more (provided, however, senior liens are permitted only to the extent permitted under the DUS Program).

(h)                                 On the mandatory delivery date of the related Commitment, if applicable, if the specific Pledged Loan has not been delivered under the Commitment prior to such mandatory delivery date, or on the date the related Commitment expires or is terminated.

(i)                                     Three (3) Business Days after the date a Pledged Mortgage is rejected for purchase by an Approved Investor unless another Commitment is provided within that three (3) Business Day period.

(j)                                    Upon the sale, other disposition or prepayment in full of any Pledged Asset or, with respect to a Collateral Mortgage Loan included in an MBS, upon the sale or other disposition of such MBS.

(k)                                 With respect to any Collateral Mortgage Loan, any of the Mortgage Documents relating to such Collateral Mortgage Loan, upon examination by Credit Agent or its custodian, are found not to be in compliance with the requirements of this Agreement or the related Commitment.

(iv)                              If the principal amount of any Pledged Loan is prepaid in part while an Advance is outstanding against such Pledged Loan, and as a result the then Borrowing Base would be exceeded, the Company must pay to Credit Agent, without the necessity of prior demand or notice from Credit Agent, and the Company authorizes Credit Agent, upon notice to the Company, to charge the Investable Capital Account for, the amount of such partial prepayment, to be applied against the applicable Advance, and thereafter to the then outstanding principal amount under the Facility.

(v)                                 The proceeds of the sale, other disposition or repayment of Pledged Assets must be paid directly by Fannie Mae or other Approved Investor or other obligor by wire transfer to the Cash Collateral Account. Upon the Company’s receipt of notice that such proceeds have been received, the Company must give notice to Credit Agent in writing, or by telephone followed promptly by written notice, of the Pledged Assets for which proceeds of refinancing, payment, modification, sale or other disposition have been received. Upon receipt of the Company’s notice, Credit Agent will apply any proceeds deposited into the Cash Collateral Account to the payment of the Advances related to the Pledged Assets identified by the Company in its notice, and those Pledged Assets will be considered to have been redeemed from pledge if the related Advance has been paid in full, and any excess amounts shall be applied to the then remaining outstanding principal balance of the Facility. Credit Agent is entitled to rely upon the Company’s affirmation that deposits in the Cash Collateral Account represent proceeds of the purchase or repayment of the Pledged Assets specified by the Company in its notice. If the payment for the purchase or repayment of Pledged Assets of the Company is less than the outstanding Advances against the Pledged Assets identified by the Company in its notice, the Company must immediately, and in any event by the next Business Day, pay to Credit Agent, and the Company authorizes Credit Agent to charge the Investable Capital

Account in, an amount equal to that deficiency, and the Credit Agent’s security interest therein shall not terminate until such payment has been made.

1.13                        Method of Making Payments.

(i)                                     All payments of interest, principal and fees shall be made in lawful money of the United States of America in immediately available funds, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments: (a) by direct charge to the Investable Capital Account, or (b) by wire transfer to Credit Agent from the Company, or (c) by transfer from the Cash Collateral Account of the Company as provided herein. Payments shall be credited on the Business Day on which immediately available funds are received by 3:00 p.m. (Michigan time); provided, however, that any wire transfer of funds from Fannie Mae will be deemed received on the Business Day such wire is made, even if made after 3:00 p.m. (Michigan time). Payments (other than by wire transfer from Fannie Mae) received after the time referred to in the preceding sentence shall be credited to the Facility on the next Business Day. Payments which are by check, which Credit Agent may at its option accept or reject, or which are not in the form of immediately available funds shall not be credited to the Facility until such funds become immediately available to Credit Agent, and, with respect to payments by check, such credit shall be provisional until the item is finally paid by the payor bank. All payments shall be applied first to the payment of all then billed and past due fees, expenses, and other amounts past due to the Credit Agent and the Lenders (excluding principal and interest), then to any then past due interest, and the balance on account of outstanding principal, provided, however, that after the occurrence and during the continuation of an Event of Default, payments will be applied to the Obligations as the Credit Agent determines.

(ii)                                  While a Default or Event of Default exists, the Company authorizes Credit Agent to charge the Company’s Operating Account, the Company’s Cash Collateral Account, and/or the Investable Capital Account for any amounts due hereunder for any Obligations due and payable to Credit Agent, without the necessity of prior demand or notice from Credit Agent.

(iii)                               All payments made on account of the Obligations shall be made by the Company to Credit Agent for distribution to the Lenders, except for fees payable to Credit Agent for its own account. No principal payments resulting from the refinancing, sale or other disposition of Pledged Mortgages or Pledged Securities shall be deemed to have been received by Credit Agent until Credit Agent has also received the notice required under Section 1.12(v). All amounts received by Credit Agent on account of the Obligations for distribution to the Lenders shall be disbursed to the Lenders by wire transfer on the date of receipt if received by the Credit Agent by the deadline for payment thereof, or, if received later, by 12:00 noon on the next succeeding Business Day, without any interest payable by Credit Agent thereon.

ARTICLE II
SECURITY INTEREST

2.1                               Grant of Security Interest. The Company hereby grants to the Credit Agent, for the benefit of the Credit Agent and the Lenders, a continuing security interest in and to all of the Company’s right, title and interest in and to: (i) each Mortgage Loan delivered to Credit Agent or the Collateral Agent and accepted by the Credit Agent as collateral for an Advance (each a “Collateral Mortgage Loan”) and each MBS backed by a Mortgage Loan previously delivered to the Credit Agent or the Collateral Agent pursuant to the terms of this Agreement (each, a “Collateral MBS,” and, together with Collateral Mortgage Loans, “Pledged Assets”), including, without limitation, all Mortgage Documents and other documents executed by the mortgagors in respect of each Collateral Mortgage Loan, and all other documents which the Company has title to or an interest in which are related to any Collateral Mortgage Loan, together with all payments and prepayments of principal, interest, penalties and other sums due or to become due on each Collateral Mortgage Loan, insurance policies and the Proceeds (as such term is defined in the Uniform Commercial Code of Illinois (the “UCC”) from time to time in effect) thereof of any kind and condemnation Proceeds in connection with each Collateral Mortgage Loan, (ii) each Commitment currently existing or hereafter acquired in respect of any Collateral Mortgage Loan, (iii) all fees, charges and other sums due or to become due to the Company from the obligors under or in connection with each Collateral Mortgage Loan (but expressly and specifically excluding the servicing fees and other rights arising under such agreements or arrangements), together with all Mortgage Loan and other files, surveys, appraisals, documents, correspondence, books, accounting and other records, information and data relating to the Collateral Mortgage Loans and all computers, terminals, hard and soft disks, computer tapes, data banks and other information storage facilities and all hardware, software and firmware for such computers and all related information processing and hard copy output of such facilities insofar as they relate to the Collateral Mortgage Loans, (iv) the Proceeds of all of the foregoing, and (v) all now existing or hereafter arising deposit accounts, including the operating account maintained by the Company with the Credit Agent (the “Operating Account”) and the Investable Capital Account, but excluding custodial accounts maintained for Fannie Mae, other investors, or on behalf of Collateral Mortgage Loan borrowers, maintained in the Company’s name with the Credit Agent or any Lender, and any and all funds at any time deposited or held therein ((i-v) collectively referred to as the “Collateral”), in order to secure the prompt payment and performance of all obligations of the Company hereunder and under the Notes, and all renewals, extensions, increases, modifications and amendments hereto and thereto (collectively, the “Obligations”).

2.2                               The Company Remains Liable. Anything herein to the contrary notwithstanding, (i) the Company shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Credit Agent and/or the Lenders of any of their rights hereunder, shall not release the Company from any of its duties or obligations under the contracts and agreements included in the Collateral, and (iii) neither the Credit Agent nor the Lenders shall, individually or collectively, have any obligation or liability under the contracts or agreements included in the Collateral by reason of this Agreement, nor shall the Credit Agent or any Lender be obligated to perform any of the obligations or duties of the Company thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

2.3                               Release of Collateral. The Company, the Credit Agent and the Lenders hereby agree that in the event any party obligated under any contract or agreement included in or as part of the Collateral notifies the Company in writing that the sale, transfer or assignment of such contract or agreement pursuant to the terms of this Agreement constitutes a default under such contract or agreement and that, as a result of such sale, transfer or assignment, such party has elected to terminate such contract or agreement, the Credit Agent shall, upon the request of the Company and delivery of the above-mentioned notice from the party obligated under such contract or agreement and the payment by the Company of any amounts that thereupon may become due pursuant to the last sentence of this Section, release its security interest in such contract or agreement (but not in the Company’s right to receive compensation, fees and other income with respect to such contract or agreement). Any such release of security interest in any portion of the Collateral shall reduce the Borrowing Base by an amount that corresponds with the value of the released security interest in the Collateral, as determined by the Credit Agent, in its sole discretion. If any such reduction in the Borrowing Base would result in the aggregate outstanding principal balance of all Advances exceeding the Borrowing Base, then the Company shall immediately, and in any event, within one Business Day, repay such excess.

2.4                               Security Covenants. To protect the security afforded by this Article II, the Company covenants and agrees as follows:

(i)                                     The Company will comply with, perform and discharge each and every obligation, covenant, condition, duty and agreement which each or any of the Commitments provides are to be performed by the Company, the noncompliance with which could have an adverse effect on the Company or could adversely affect the security provided hereby. The Company will continue to service the Collateral Mortgage Loans according to the standards of practice in the mortgage banking industry and according to applicable Fannie Mae guidelines.

(ii)                                  Without the prior written consent of the Credit Agent, the Company will not waive, excuse, condone, forgive or in any manner release or discharge any other party to any Commitment from the obligations, covenants, conditions, duties and agreements contained in any such Commitment or amend, modify or otherwise change, terminate or assign any Commitment or agree to do any of the foregoing, if the consequences of any of the foregoing acts would be to adversely affect the Company’s condition, financial or otherwise or to adversely affect the security provided hereby. The Company will not sell, transfer or pledge any servicing agreements or arrangements without the prior written consent of the Credit Agent, provided, however, that Credit Agent’s consent will not be required for the sale or transfer of servicing rights if (A) the sale comprises an immaterial portion of the Company’s servicing rights, (B) the sale is an isolated transaction made in the ordinary course of the Company’s business, and (C) on a pro forma basis no financial covenant set forth in this Agreement would be violated after giving effect to such sale.

(iii)                               At its sole cost and expense, the Company will promptly and diligently exercise each and every material right it may have under any of the Commitments and any servicing agreements or arrangements and will appear in and defend in good faith any action or proceeding arising under, growing out of or in any manner connected with the obligations, covenants, conditions, duties, agreements or liabilities of the Company under any of the Commitments and any servicing agreements or arrangements.

(iv)                              In the event of receipt of actual, record or constructive notice (“Notice”) of attachment, execution, lien, security interest, claim, encumbrance or other levy or legal process (each an “Attachment”) against all or any part of the Commitments or any servicing agreements or arrangements, the Company shall (i) immediately notify the Credit Agent in writing of receipt of any such Notice, and (ii) immediately take all steps necessary to vigorously defend against such Attachment. Within ten (10) days of receipt of any Notice, and in no event later than five (5) days before a sale (or any removal from the Company’s control) of all or any part of the Commitments or any servicing agreements or arrangements, the Company shall eliminate any such Attachment asserted against it or all or any part of the Commitments or any servicing agreements or arrangements. In the event that the Credit Agent has received any notice or has been notified of receipt by the Company of same, the Credit Agent may, but shall be under no obligation to, take any action it deems advisable, in its sole, absolute and unfettered discretion, to eliminate any such Attachment, and the Company shall immediately reimburse the Credit Agent for all costs and expenses incurred in connection therewith.

2.5                               Sale of Collateral Loans.

(i)                                     Upon the Company’s written request and under a Bailee Letter substantially in the form of Exhibits D-1, D-2 or D-3, as may be applicable, or such other form as Fannie Mae and the Credit Agent may deem acceptable, the Credit Agent, through the Collateral Agent, shall deliver the Collateral Mortgage Loans listed therein and all the related Mortgage Documents and other material to Fannie Mae for the purpose of Fannie Mae purchasing the Collateral Mortgage Loans or issuing an MBS, and upon payment to the Credit Agent, by wire transfer to the Cash Collateral Account, of the purchase price paid by Fannie Mae, other Approved Investor or by the Company from its own funds for the applicable Collateral Mortgage Loan or upon payment to the Credit Agent, by wire transfer to the Cash Collateral Account, by Fannie Mae, other Approved Investor or by the Company from its own funds of the proceeds from the issuance of an MBS, the pledge of that loan shall terminate and the loan shall cease to be a Collateral Mortgage Loan.

(ii)                                  Upon the Company’s request and delivery to the Credit Agent or the Collateral Agent of a duly executed trust receipt with not greater than a twenty-one (21) day life in the form of Exhibit E attached hereto (each a “Trust Receipt”), the Lender may in its sole, absolute and unfettered discretion return Mortgage Documents relating to Collateral Mortgage Loans listed therein to the Company solely for purposes of correcting such Mortgage Documents in a manner necessary to permit the sale or exchange of the related Mortgage Loans. The Company covenants and agrees that it will not use a Trust Receipt for any purpose other than as set forth in this Section 2.6, and that the Credit Agent and the Collateral Agent are the only entities authorized to deliver Collateral Mortgage Loans to Fannie Mae. If the Company fails to redeliver such Mortgage Documents to the Credit Agent or the Collateral Agent promptly after correction thereof or to redeliver the Mortgage Documents within twenty-one (21) days after the date of such Trust Receipt, the Collateral Mortgage Loans related thereto shall be assigned a Credit Value of zero until such time as such Mortgage Documents are returned to the Credit Agent or the Collateral Agent, the Credit Agent is reasonably assured that its security interest therein has been perfected, and the Credit Agent elects to accept such Mortgage Loans as Security for new Advances.

2.6                               Warehousing Time Limitations: Mandatory Prepayment. If a Collateral Mortgage Loan or resulting MBS remains pledged to the Credit Agent beyond the earliest of (a) the expiration date or any extension thereof of the Commitment issued in connection with such Collateral Mortgage Loan, or (b) if any Mortgage Documents delivered to the Company for correction have not been redelivered to the Credit Agent prior to the expiration of the accompanying Trust Receipt, the date of such expiration, or (c) sixty (60) days after the date an Advance was first made against such Mortgage Loan (with the period up to the earliest of such dates in the preceding clauses (a), (b), (c) being referred to herein as “Warehouse Period”), then the Credit Value attributed to such Pledged Asset shall be excluded from the Borrowing Base. In any such case, the outstanding principal balance of the Facility shall be immediately due and payable in an amount sufficient so that such balance does not exceed the Borrowing Base as reduced by the excluded Mortgage Note.

2.7                               Further Assurances. The Company agrees that it will execute and deliver such documents and instruments, and take such other actions as are reasonably requested by the Credit Agent, to ensure that the Credit Agent, on behalf of the Lenders, has a perfected and continuing first priority security interest in and to the Collateral.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Credit Agent and the Lenders, both as of the date hereof, and, except as to those specified to relate only to a specific date, again as of the date of each Request for Advance, that:

3.1                               Formation. The Company is a limited liability company, duly formed and validly existing in good standing under the laws of the state of Michigan and has all requisite power and authority to own its property and to carry on its business as now conducted, and is in good standing and authorized to do business in each jurisdiction in which the failure to so qualify might have a material adverse effect on its financial condition, prospects, operations, business or property. The members of the Company are as set forth on Exhibit K hereto, and no other person holds any ownership interest, or rights to acquire any ownership interests of the Company. The Company conducts its business under its true legal name, except as set forth on Exhibit L hereto. The Company’s chief executive office and principal place of business is at 25650 West Eleven Mile Road, Suite 300, Southfield, Michigan 48034.

3.2                               Due Authorization. This Agreement and the Notes have been duly authorized, executed and delivered by an Authorized Person on behalf of the Company and each of this Agreement and the Notes constitutes the valid and binding obligation of the Company enforceable in accordance with its respective terms, except as the enforceability of any thereof may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other laws affecting the enforcement of creditors rights, or by general principles of equity.

3.3                               Enforceability. Each Advance made by the Lenders pursuant to this Agreement will constitute a valid, binding and enforceable obligation of the Company except as the enforceability of any thereof may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other laws affecting the enforcement of creditors rights, or by general principles of equity.

3.4                               Authority. The Company has all requisite legal authority to perform its obligations as set forth in this Agreement and the Notes and no consent, approval or waiver of or from any entity which has not been obtained is necessary in connection therewith.

3.5                               Legality. The execution, delivery, and performance of this Agreement and the Notes will not violate or conflict with any law, rule, regulation, order, judgment, organizational document, indenture, instrument or agreement by which the Company or any of its property or assets is bound.

3.6                               Consents. No consent or approval of any holder of any indebtedness or obligation of the Company, and no consent, permission, authorization, order or license of any governmental authority, is necessary in connection with the execution and delivery of the Agreement and the Notes or any transaction contemplated hereby or thereby.

3.7                               Contravention. There is no provision of any instrument or agreement, written or oral, to which the Company is a party or under which the Company is obligated or under which any of the Company’s properties or assets may be bound, nor is there any statute, rule or regulation (including, without limitation, any usury or other similar law), or any judgment, decree or order of any court or agency binding on the Company, which would be contravened by the execution and delivery of the Agreement or the Notes or by the performance of any provision, condition, covenant or other term hereof or thereof.

3.8                               Litigation: Adverse Facts. To the best knowledge and belief of the Company, there is no litigation, tax claim, proceeding or dispute pending or, to the best knowledge of the Company, threatened against the Company or affecting its properties or assets the determination of which might materially and adversely affect the business, operation, prospects, properties, assets or condition (financial, or otherwise) of the Company or materially impair the Company’s ability to perform its obligations under the Agreement or the Notes. To the best knowledge and belief of the Company, the Company is not (i) in violation of any applicable law or regulation which violation might materially and adversely affect the business, operations, prospects, properties, assets or condition (financial or otherwise) of the Company or materially impair the Company’s ability to perform its obligations under the Agreement or the Notes or (ii) subject to or in default with respect to any final judgment, writ, injunction, decree, rule or regulation of any court, Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which might materially and adversely affect the business, operations, properties, assets or condition (financial or otherwise) of the Company.

3.9                               No Event of Default. No event has occurred and is continuing or would result from the making of an Advance which constitutes an Event of Default.

3.10                        Financial Statements. All audited financial statements previously delivered to the Credit Agent are complete and correct, have been prepared in accordance with generally accepted accounting principles and practices consistently applied (“GAAP”), and accurately and fairly represent the financial condition and results of operations of the Company, as of such date, and to the best knowledge and belief of the Company, are in conformity with GAAP. Since such date, there has been no material adverse change in such financial condition or results of operations, either present or prospective.

3.11                        Taxes. To the best knowledge and belief of the Company, the Company has filed all required federal, state and local tax returns and paid all taxes due pursuant to said returns or any assessment or other governmental charge against the Company, except for those taxes being contested in good faith and for which adequate reserves have been provided in accordance with GAAP.

3.12                        ERISA. If the Company has established or hereafter establishes a defined benefit pension plan which requires mandatory employer contributions under the Employee Retirement Income Security Act of 1974, as amended from time to time, including any rules or regulations promulgated thereunder, the Company has and shall continue to make all required contributions in the amounts and on the dates required.

3.13                        Federal Reserve Regulations. The Company is not engaged principally in the business of extending credit for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended, which includes, among other things, securing such credit with “margin stock.” No part of the proceeds of the Advances will be used, directly or, to the best knowledge and belief of the Company, indirectly, for a purpose which violates any law, rule or regulation of any governmental body, including, without limitation, the provisions of Regulations G, U or X of the Board of Governors of the Federal Reserve System, as amended.

3.14                        Material Misrepresentation. No representation or warranty contained herein or in the Notes, and no certificate or report furnished by the Company in connection with the transactions contemplated hereby or thereby, contains a misstatement of material fact, or omits to state any material fact.

3.15                        Franchise. To the best of the Company’s knowledge, after reasonable diligence, including consultation with legal counsel, the Company possesses or has the right to use all franchises, copyrights, patents, licenses and other rights as are necessary for the conduct of its business, each of which is in fall force and effect and with which the Company is in compliance, with no known conflict with the valid rights of others which might have a material adverse effect on the financial condition, operations, prospects, business, or property of the Company. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such franchise, license or other right which might have a material adverse effect on the financial condition, operations, prospects, business or property of the Company.

3.16                        Burdensome Obligations. The Company is not a party to or bound by any franchise, agreement, deed, lease or other instrument, or subject to any restriction which, in the opinion of the Company is so unusual or burdensome as in the foreseeable future might materially and adversely affect or impair the business or condition or prospects, financial or otherwise, of the Company. The Company does not presently anticipate that future expenditures or actions needed to meet the provisions of federal or state statutes, orders, rules or regulations will be so burdensome as to affect or impair in a materially adverse manner the business or condition or prospects, financial or otherwise, of the Company.

3.17                        Disputes. The Collateral is or, upon delivery thereto to Collateral Agent, will be free of all disputes, offsets, defenses, counterclaims and adverse claims. Each Mortgage Loan is a valid, genuine and legally enforceable and subsisting obligation of the maker of makers thereof.

3.18                        Mortgages. Each mortgage or deed of trust is, or upon delivery thereof to Collateral Agent will be, in proper form and bears, or upon delivery thereof to Collateral Agent will bear, all affidavits and acknowledgments required by law as a condition for filing or recordation and has, or upon delivery thereof to Collateral Agent will have, been recorded or has, or upon delivery thereof to Collateral Agent will have, been delivered for recording, in the office of the proper jurisdiction to establish the priority of the deed of trust or mortgage and to give constructive notice thereof.

3.19                        Mortgage Notes. Principal, interest and other amounts payable under each Mortgage Note pledged as Collateral have been paid when first due and payable and no such Mortgage Note is in default or, if in default, such payment is not delinquent in excess of thirty (30) days after the date when first due and payable.

3.20                        Legal and Fannie Mae Compliance. With respect to each Collateral Mortgage Loan and to the extent applicable, there has been, to the best knowledge and belief of the Company, full compliance to the extent required by law with the Fair Credit Reporting Act, the Federal Truth in Lending Act and Regulation Z issued thereunder, as amended, the Real Estate Settlement Procedures Act of 1974 and Regulation X issued thereunder, as amended, the Equal Credit Opportunity Act and Regulation B issued thereunder, as amended, and any and all other disclosures or procedures required by applicable laws. Each Collateral Mortgage Loan shall have been originated, processed, underwritten, closed, funded, and delivered to Fannie Mae in full compliance with the Company’s agreements with Fannie Mae and all applicable Fannie Mae DUS Program guides.

3.21                        Loan Origination Activities. The Company is authorized to make or purchase mortgage loans in each state in which a parcel of real property securing a Mortgage Loan is located and holds all necessary licenses. The Company is not subject to any disciplinary order or finding by any licensing authority and is not, to its knowledge, the subject of any investigation of alleged wrongdoing by any licensing authority.

3.22                        Qualifications. The Company is approved and qualified and in good standing with Fannie Mae as a Delegated Underwriter/Servicer and, as of the date hereof, as an eligible lender under Fannie Mae’s ASAP Plus program (within the DUS Program), meets all requirements applicable to its status as such, and is eligible to originate, purchase, hold, sell and service Mortgage Loans to be sold to Fannie Mae under the DUS Program. The Company has met the

Fannie Mae DUS Program requirements for lender reserves for each Fannie Mae DUS Mortgage Loan to be funded by an Advance. The Company is not, to its knowledge, the subject of any investigation or review by Fannie Mae other than periodic reviews which take place in the ordinary course of business, nor is it the subject of any order by Fannie Mae placing it on probation, suspension or other condition adversely affecting its ability to originate, sell, or service the Collateral. In the event the Company receives notice of any investigation, review, probation, suspension or other condition (other than periodic reviews which take place in the ordinary course of business), it shall immediately notify the Credit Agent in writing.

3.23                        Security Interest. Except for the due filing of any financing statement with respect to the Collateral (and except for delivery to the Collateral Agent of any Collateral as to which possession is the only manner of perfecting a security interest in such Collateral and insurance proceeds and patents or copyrights related to Collateral described in section 2.1 (iii)), no further action need be taken in order to establish and perfect the first priority security interest of the Credit Agent in the Collateral.

3.24                        Governmental Regulation. The Company is not subject to regulation under the Investment Company Act of 1940 or to any Federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

3.25                        Representations and Warranties Concerning Collateral.

(i)                                     The Company has not selected the Collateral in a manner so as to affect adversely Credit Agent’s and Lenders’ interests.

(ii)                                  The Company is the legal and equitable owner and holder, free and clear of all liens (other than liens granted under this Agreement), of the Pledged Assets. All Pledged Assets and related Commitments have been duly authorized and validly issued to the Company, and all of the foregoing items of Collateral comply with all of the requirements of this Agreement, and have been and will continue to be validly pledged or assigned to Credit Agent, subject to no other liens.

(iii)                               The Company has, and will continue to have, the full right, power and authority to pledge the Collateral pledged and to be pledged by it under this Agreement.

(iv)                              Each Mortgage Loan and each related document included in the Collateral Mortgage Loans (a) has been duly executed and delivered by the parties to that Mortgage Loan and that related document, (b) has been made in compliance with all applicable laws, rules and regulations (including all laws, rules and regulations relating to usury), (c) is and will continue to be a legal, valid and binding obligation, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally), without setoff, counterclaim or defense in favor of the mortgagor under the Mortgage Loan or any other obligor on the Mortgage Note, (d) has not been modified, amended or any requirements of which waived, except in a writing that is part of the Mortgage Documents, and (e) complies and will continue to comply with the terms of this Agreement and the related Commitment.

(v)                                 Each Collateral Mortgage Loan is secured by a mortgage on real property and improvements located in one of the states of the United States or the District of Columbia.

(vi)                              Each Collateral Mortgage Loan has been closed or will be closed and funded with the Advance made against it.

(vii)                           Each Collateral Mortgage Loan has been fully advanced in the face amount of its Mortgage Note.

(viii)                        Each Collateral Mortgage Loan is a first priority Mortgage Loan, unless permitted to be a subordinate Mortgage Loan under the DUS Program (in which case such Collateral Mortgage Loan may only be a second or third priority Mortgage Loan to the extent so permitted).

(ix)                              Each first priority Mortgage Loan of the Company is secured by a first priority mortgage on the real property and improvements described in or covered by that mortgage.

(x)                                 Each first priority Mortgage Loan has or will have a title insurance policy, in ALTA form or equivalent, from a recognized title insurance company, insuring the priority of the lien of the mortgage and meeting the requirements Fannie Mae.

(xi)                              Each Mortgage Loan which is not a first priority Mortgage Loan (to the extent subordinate Mortgage Loans are permitted under the DUS Program) is a second (or third, if permitted by Fannie Mae) priority mortgage on the premises described in that mortgage, and has or will have a title insurance policy, in ALTA form or equivalent, from a recognized title insurance company, insuring the priority of the lien of such Mortgage and meeting the requirements of Fannie Mae.

(xii)                           Each Mortgage Loan has been evaluated or appraised in accordance with USPAP, pursuant to an appraisal ordered by the Company.

(xiii)                        The Mortgage Note for each Collateral Mortgage Loan is (a) payable (or endorsed, in a manner satisfactory to the Credit Agent) to the order of the Company, (b) an “instrument” within the meaning of Article 9 of the Uniform Commercial Code of all applicable jurisdictions, and (c) denominated and payable in United States dollars.

(xiv)                       No default exists under any Mortgage Loan included in the Collateral Mortgage Loan.

(xv)                          Neither the Company, nor, to the best of the Company’s knowledge, any other party to a Mortgage Loan or any related document, is in violation of any applicable law, rule or regulation that would impair the collectibility of such Mortgage Loan, the enforceability of any insurance policy or claim or the performance by the mortgagor or any other obligor of its obligations under the Mortgage Note or any related document.

(xvi)                       All fire and casualty policies covering the real property and improvements encumbered by each mortgage included in the Collateral Mortgage Loan (a) name Fannie Mae and its successors and assigns as an additional insured (and otherwise will comply with all applicable Fannie Mae requirements with respect to named insureds and loss payees), (b) are and will continue to be in full force and effect and (c) afford and will continue to afford insurance against fire and such other risks as are usually insured against in the broad form of extended coverage insurance from time to time generally available.

(xvii)                    Collateral Mortgage Loan secured by real property and improvements located in a special flood hazard area designated as such by the Director of the Federal Emergency Management Agency are and will continue to be covered by special flood insurance under the National Flood Insurance Program.

(xviii)                 Each Collateral Mortgage Loan meets all of the requirements of the Commitment covering that Collateral Mortgage Loan, and each Collateral MBS meets all of the requirements of the related Commitment.

(xix)                       None of the Collateral Mortgage Loans has a shared appreciation or other contingent interest feature, and each Collateral Mortgage Loan provides for periodic payments of all accrued interest on the Mortgage Loan on at least a monthly basis.

(xx)                          Other than pursuant to its agreements with Fannie Mae pursuant to the DUS Program, or as disclosed to and permitted by Fannie Mae, neither the Company nor any of the Company’s affiliates has any ownership interest, right to acquire any ownership interest or equivalent economic interest in any property securing a Collateral Mortgage Loan or the mortgagor under the Collateral Mortgage Loan or any other obligor on the Mortgage Note for such Collateral Mortgage Loan.

(xxi)                       The original assignments of mortgage delivered to Credit Agent for each Collateral Mortgage Loan are in recordable form and comply with all applicable laws and regulations governing the filing and recording of such documents.

(xxii)                    None of the mortgagors, guarantors or other obligors of any Collateral Mortgage Loan is a person named in any Restriction List and to whom the provision of financial services is prohibited or otherwise restricted by applicable law.

ARTICLE IV
COVENANTS

The Company covenants and agrees with the Credit Agent and the Lenders that:

4.1                               Servicing Collateral Mortgage Loans. To the extent that the Company services a Collateral Mortgage Loan, the Company shall, at all times and at its sole cost and expense, provide, or cause to be provided, all of the servicing of each Collateral Mortgage Loan, including, without limitation, billing, collection, accounting and customer service functions, all in accordance with the terms of the applicable servicing agreement and Federal and applicable state laws and regulations.

4.2                               Enforcement. The Company shall, at its sole cost and expense (i) exercise promptly and diligently each and every material right it may have under any Collateral Mortgage Loan which, if not so exercised, might materially and adversely affect the interests of the Company, the Credit Agent or the Lenders thereunder, and (ii) appear in and defend in good faith any action or proceeding arising under, growing out of or in any manner connected with the obligations, covenants, conditions, duties, agreements or liabilities of the Company under any Collateral Mortgage Loan.

4.3                               Settlement. The Credit Agent shall be under no duty to demand, collect, receipt for, settle, compromise, adjust, sue for, foreclose, or realize upon the Collateral.

4.4                               Notices. At all times during the Agreement Period, the Company shall promptly give written notice to the Credit Agent of (i) any item of litigation affecting the Company in which the amount in controversy is Two Hundred Fifty Thousand Dollars ($250,000) or more, and all items of litigation wherein the aggregate amounts in controversy for all litigation equals or exceeds Five Hundred Thousand Dollars ($500,000) and, upon the Credit Agent’s request, deliver to the Credit Agent copies of all pleadings served on or filed by the Company; (ii) any Event of Default, or of any Default that lasts for more than five (5) days; (iii) any material adverse change in the financial condition, prospects or operations of the Company; (iv) the receipt of any notice from Fannie Mae that it intends to put the Company on probation or other supervisory review status, or that it will cease purchasing mortgage loans from the Company, and (v) the receipt of any notice from Fannie Mae notifying the Company of any default, breach, event of default or other violation under one or more of the Commitments.

4.5                               Financial Statements. Deliver to the Credit Agent, in form and detail satisfactory to the Credit Agent and, with respect to all financial statements, comparative to the preceding period, and in a sufficient number of copies for each Lender or as the Credit Agent may request (and the Credit Agent and each Lender shall maintain the confidentiality of such information in accordance with applicable law and their respective internal policies and procedures for maintaining the confidentiality of customers’ confidential information):

(i)                                     As soon as available, but no later than ninety (90) days after the close of each fiscal year of the Company, the balance sheet of the Company as of the end of such year, together with the related statements of income, changes in financial position and cashflows, and members’ equity, each prepared in accordance with GAAP. Such statements shall be certified by an independent certified public accountant acceptable to the Credit Agent which certificate shall (a) state that the examination by such accountant in connection with such financial statements has been made in accordance with GAAP and, accordingly, included such tests of the accounting records and such other auditing practices and procedures as were considered necessary in the circumstances, and (b) include the opinion of such accountant that such financial statements were prepared in accordance with GAAP in a manner consistent with prior fiscal periods, except as otherwise specified in such in such opinion. Such statements shall not be qualified or limited because of restricted or limited examination by such accountant of any material portion of the records of the Company, and such statements shall include or be accompanied by a certificate that during such examination said accountant obtained no knowledge of any Event of Default in the fulfillment of any of the terms, covenants or conditions of this Agreement compliance with which is subject to verification by accountants, or a statement of such Event of Default or circumstance if any was found;

(ii)                                  As soon as available, but no later than forty-five (45) days after the close of each period indicated below (unless otherwise specified below), the following:

(a)                                 On a quarterly basis, a balance sheet and a year-to-date income statement as well as such other statements prepared on a year-to-date basis, certified by the chief financial officer of the Company;

(b)                                 A quarterly statement of Mortgage Loans in foreclosure, if any;

(c)                                  A quarterly delinquency report for loans in the Company’s servicing portfolio;

(d)                                 A quarterly compliance certificate certified by an Authorized Person in substantially the form attached hereto as Exhibit F;

(e)                                  A report of mortgage loan applications in process (commonly known as “pipeline”), upon Credit Agent’s request;

(f)                                   When received by the company, a copy of each Fannie Mae review report;

(g)                                  A copy of the quarterly DUS lender attestation furnished to Fannie Mae within forty-five (45) days of each fiscal quarter end;

(h)                                 An appraisal of the Company’s Servicing Portfolio as of each June 30 and December 31 occurring during the Agreement Period. Each such appraisal shall be (i) delivered to the Credit Agent (with sufficient copies for each Lender) promptly after receipt by the Company, and in any event (x) by September 1 for the June 30 appraisal, and (y) by April 1 for the December appraisal, and (ii) prepared by Mortgage Industry Advisory Corporation (MIAC) or other nationally recognized mortgage rights appraisal firm acceptable to the Credit Agent, in its discretion; and

(i)                                     With reasonable promptness, all further information regarding the business, operations, properties or financial condition of the Company and the Collateral as Credit Agent or any Lender may reasonably request, including copies of any audits completed by Fannie Mae or any other Approved Investor.

4.6                               Compliance. The Company shall comply in all material respects with all applicable laws, rules, regulations and orders, including the payment of all obligations, including tax claims, at maturity, except as may be contested in good faith or as to which a bona fide dispute may exist; and if the Company fails to so pay any such taxes, assessments or other charges, the Credit Agent shall have the option, but not the obligation, to do so and the Company agrees to repay all amounts so expended by the Credit Agent with interest at the Default Rate.

4.7                               Insurance. The Company shall maintain and keep in force, in adequate amounts, insurance with responsible and reputable companies covering such risks as is usual in the business carried on by the Company including but not limited to error and omissions and fidelity bond coverage. Each property securing a Collateral Mortgage Loan shall be insured by a policy of hazard insurance with a mortgagee clause in favor of the Company, which policy in form and amount complies with Fannie Mae requirements and with standard mortgage banking practice.

4.8                               Records. The Company shall maintain adequate books, accounts and records and prepare or cause to be prepared all financial statements required hereunder in accordance with GAAP and, with reasonable notice during normal business hours and as often as may be reasonably requested, permit employees and any authorized representatives of the Credit Agent or any Lender at any reasonable time to inspect the properties of the Company and to examine or audit its books, accounts and records (including but not limited to Mortgage Loan records), including an annual on or off-site audit, at the Company’s expense, of the Company’s Mortgage Loan files and its lending, underwriting and quality control systems and procedures, and make copies and memoranda thereof and to discuss its affairs, finances, accounts, systems and procedures with its officers and independent public accountants, and the Company shall pay the reasonable costs and expenses incurred by the Credit Agent or any Lender in connection with its exercise of the rights set forth in this Section 4.8 and (ii) the Company will maintain originals or copies if the original has been delivered to the Credit Agent, of surveys, certificates, correspondence, appraisals, computer programs, tapes, disks, cards, accounting and other records, information or data relating to the Collateral and will give the Credit Agent prompt written notice of the place where such records will be maintained or of any change in the location of such records.

4.9                               Further Assurances. The Company shall execute, acknowledge, deliver, file, notarize and register at its own expense all such further agreements, instruments, certificates, documents and assurances and perform such acts as the Credit Agent shall deem necessary or appropriate to ensure that the Credit Agent has a perfected and continuing first priority security interest in and to the Collateral and to otherwise effectuate the purposes of this Agreement.

4.10                        Obligations. The Company shall fulfill all its obligations and conditions under Commitments within the time allowed thereby.

4.11                        Ownership and Existence. Neither the Company nor its members shall (i) liquidate, dissolve, merge into or consolidate with another entity, (ii) amend in any material manner the Company’s operating agreement or similar governing documents, (iii) directly or indirectly issue, sell, assign, pledge or otherwise encumber or dispose of any membership interest, (iv) declare or pay any dividends or distributions to members while there exists a Default or an Event of Default, (v) redeem, repurchase or otherwise acquire or retire any of its membership interest, (vi) sell, lease or otherwise dispose of its business or assets as a whole or such as in the opinion of the Credit Agent constitutes a substantial portion thereof, except in the ordinary course of its business, or (vii) sell, transfer or otherwise dispose of any Collateral except as contemplated by this Agreement, without the prior written consent of the Credit Agent. The members of the Company shall not sell or otherwise convey or dispose of their members interests in the Company and shall at all times remain the members of the Company. Notwithstanding the foregoing, the Company may redeem Preferred Capital Units (as defined in the Amended and Restated Operating Company Agreement (the “Operating Agreement”) of the Company dated as of January 12, 2007) pursuant to the terms and conditions of the Operating Agreement, as in effect on the date hereof, without amendment, modification, or waiver (“Permitted Redemptions”).

4.12                        Indebtedness.

(i)                                     The Company shall not create, incur, assume, become or be or remain liable in any manner in respect of, or allow to exist, any Indebtedness except for:

(a)                            Indebtedness for taxes, assessments and similar governmental charges not yet due and payable or being contested in good faith and adequately reserved against in accordance with GAAP;

(b)                            Indebtedness arising from litigation or proceedings being contested in good faith and adequately reserved against or in respect of judgments for the payment of money remaining unsatisfied and in effect for any period less than sixty (60) days or in respect of which a stay of execution shall have been obtained pending an appeal or proceeding for review;

(c)                             Indebtedness, not for borrowed money, incurred, and to be paid, on a customary open account basis in the ordinary course of business for normal and customary operating activities;

(d)                            Regularly scheduled periodic payments under long term leases existing on the date hereof, as set forth on Exhibit G-1 hereto;

(e)                             Indebtedness evidenced by the Notes;

(f)                              Commitments;

(g)                             Indebtedness to members of the Company, or their affiliates, provided such Indebtedness (i) (x) may not be incurred or repaid (principal or interest) if at the time a Default or Event of Default has occurred and is continuing, and (y) is not outstanding for greater than thirty (30) days (subject to the repayment limitation set forth in the preceding clause (x)), or (ii) is subordinated to the Facility on terms and conditions acceptable to the Credit Agent;

(h)                            Indebtedness of the Company specifically identified in Exhibit G annexed hereto (which Exhibit G includes a description of Indebtedness outstanding, or available to be drawn, under existing arrangements of the type described in the preceding clause (g)); provided (with the exception of Permitted Redemptions, to the extent constituting Indebtedness) that the Company shall not, without the prior consent of the Credit Agent, prepay such Indebtedness or consent or agree to any such prepayment or other change in the terms of such Indebtedness that is adverse to the Company;

(i)                                Indebtedness to Fannie Mae, to the extent directly relating to or arising out of the origination, sale, repurchase, or servicing of Mortgage Loans; or

(j)                               Purchase money Indebtedness and Indebtedness under operating leases, (i) for the acquisition by the Company of equipment for use in the ordinary course of the Company’s business, and (ii) in an aggregate amount outstanding at any time not to exceed $1,000,000.

(ii)                             “Indebtedness” means all liabilities, obligations and reserves, contingent or otherwise, which, in accordance with GAAP, would be reflected as a liability on a balance sheet and shall also include, without limitation or duplication (a) all indebtedness for borrowed money or for the deferred purchase price of property, (b) all obligations under conditional sales or other title retention agreements, (c) all obligations secured by any lien upon property, (d) all guaranties and other contingent obligations, and (e) all subordinated indebtedness.

(iii)                          The Company shall not fund any mortgage loans, including Collateral Mortgage Loans, with Indebtedness other than the Advances, Indebtedness to members of the Company or their affiliates (subject to compliance with Section 4.12(i)(g)), or pursuant to the Company’s agreements with Fannie Mae under Fannie Mae’s As Soon As Pooled Plus program for Mortgage Loans under the DUS Program.

(iv)                         Interest and principal payments made on subordinated indebtedness to any related party of the Company and distributions and dividends by the Company shall not collectively exceed, in the aggregate, the net income from the operations of the Company, plus any (A) depreciation, amortization and interest on the subordinated indebtedness, (B) capital usage fee, (C) change (negative or positive) in the value of mortgage servicing rights, or (D) excess of loan loss reserves over actual loan losses.

4.13                        Liens. The Company shall not incur, create, assume or permit to exist any mortgage, pledge, lien, security interest or other encumbrance of any kind on any property or assets now owned or hereafter acquired by the Company, specifically including but not limited to servicing rights, or subject any of such assets or property to prior payment of any Indebtedness whether by subordination agreement, transfer of assets or otherwise, or own or acquire or agree to acquire any property of any character subject to or upon any mortgage, conditional sale agreement, other than for routine purchases in the ordinary course of business, or other title retention agreement, except (i) liens arising from Indebtedness permitted under Section 4.12; (ii) statutory Liens incurred in the ordinary course of business for sums not yet delinquent; and (iii) easements, rights of way and similar encumbrances not interfering with the ordinary conduct of the Company’s business; provided, however, that in no event shall the Company sell or otherwise dispose of any Collateral except as contemplated by the Agreement, or create or permit to exist any lien, security interest or other charge or encumbrance upon or with respect to any of the Collateral except for the security interests created by this Agreement.

4.14                        Business Change. The Company shall not alter the nature of its principal business, which for purposes of this Agreement shall mean the processing, making, servicing, selling and managing of Mortgage Loans.

4.15                        Investments. The Company shall not make any loans or advances to, or investments in, any entity or person other than:

(i)                                     reasonable loans or advances to employees in connection with their duties consistent with the Company’s past practices as reported to the Credit Agent;

(ii)                                  obligations of the United States of America or any agency thereof maturing not more than five (5) years from the date of issue thereof;

(iii)                               certificates of deposit and bankers acceptances maturing not more than one (1) year from the date of issue thereof and issued by Bank of America, N.A. or by Lenders in the United States having unimpaired capital and surplus of at least Two Billion Five Hundred Million Dollars ($2,500,000,000);

(iv)                              commercial paper having a rating of no lower than the top two ratings of Moody’s Investor Service or Standard and Poor’s;

(v)                                 Mortgage Loans evidenced by a Mortgage Note;

(vi)                              Investments of funds maintained with U.S. Bank, as custodian for Fannie Mae, as required pursuant to the Company’s agreements with Fannie Mae under the DUS Program; and

(vii)                           Such other investments as the Credit Agent may approve in writing from time to time in its sole discretion.

4.16                        Financial Covenants.

(i)                                     The Company shall at all times ensure compliance with the following:

(a)                            Maintain minimum Tangible Net Worth of not less than $40,000,000;

(b)                            Maintain a ratio of total liabilities (determined in accordance with GAAP) to Tangible Net Worth not to exceed 2.5:1;

(c)                             Maintain a minimum Liquidity of not less than $4,500,000;

(d)                            Maintain a minimum Servicing Portfolio of not less than $2,000,000,000;

(e)                             Not permit the outstanding principal amount of Delinquent Serviced Loans to exceed an amount equal to 3% of the Servicing Portfolio; and

(f)                              In order to better monitor the Company’s Mortgage Loan servicing activities, maintain operating accounts and escrow depositary accounts as set forth in a separate agreement between the Credit Agent and the Company (the “Minimum Deposits Agreement”).

(g)                                       Remain in good standing as a seller and servicer under the DUS Program.

(ii)                                  As used herein:

(a)                                 “Liquidity” means (i) unrestricted cash, (ii) unrestricted short-term investments permitted under Section 4.15, and (iii) the portion of Mortgage Loans funded via the Company’s capital.

(b)                                 “Tangible Net Worth” means at any time the total of Tangible Assets less Liabilities. “Tangible Assets” means the total of all assets appearing on a balance sheet prepared in accordance with GAAP (with inventory being valued at the lower of cost or market), after deducting all proper reserves (including reserves for Depreciation, obsolescence and amortization), plus the value of mortgage servicing rights, less the sum of (i) goodwill, patents, trademarks, prepaid expenses, deposits, deferred charges and other personal property which is classified as intangible property in accordance with GAAP, and (ii) any amounts due from shareholders, affiliates, officers or employees. “Liabilities” means at all times all liabilities that would be shown as such on a balance sheet prepared in accordance with GAAP, less Subordinated Debt. “Subordinated Debt” means that portion of what otherwise would be included as Liabilities, if any, at any time owing from the Company to The Alliant Company LLC, a Florida limited partnership, and Alliant, Inc., a Florida corporation, which is subordinated to liabilities and obligations owing to the Lenders in a manner satisfactory to the Credit Agent, including, but not limited to, right and time of payment of principal and interest. “Depreciation” means the total amounts added to depreciation, amortization, obsolescence, valuation and other proper reserves, as determined in accordance with GAAP.

(c)                                  “Servicing Portfolio” means the unpaid principal balance of Mortgage Loans serviced by the Company under servicing contracts, minus the principal balance of any Mortgage Loans that are serviced by or for the Company under subservicing arrangements.

(d)                                 “Delinquent Serviced Loan” means a Mortgage Loan being serviced by the Company which is sixty (60) or more days past due in the payment of any amounts due thereunder, or which is otherwise in default if the obligations thereunder have been accelerated.

4.17                        Servicing. The Company shall not:

(i)                                     Sell, assign, convey, transfer or otherwise dispose of all or any interest or rights of the Company in and to its Servicing Portfolio except (a) as permitted under section 2.5(ii), above, and (b) isolated transfers of no more than one (1) individual Mortgage Loan in any calendar month to other DUS Program lenders for legitimate business purposes, for fair value in cash, and provided, after giving pro forma effect to each such transfer, the Company would be in full compliance with all of its financial covenants under this Agreement;

(ii)                             Except as required by Fannie Mae with respect to a Mortgage Loan being serviced by the Company which is the subject of a foreclosure or deed-in-lieu of foreclosure, cause or permit the transfer, disposition, sale, conveyance or loss of all or any part of its Servicing Portfolio, or any interest of the Company therein, by or through any voluntary or involuntary lien, security interest, claim or encumbrance, any execution, sheriffs sale or other action to enforce any judgment, order or decree, or any confiscation or forfeiture pursuant to any law, contract, legal process or otherwise; or

(iii)                          Cease being in compliance with the laws of each state to the extent necessary to ensure the enforceability of Collateral Mortgage Loans and the proper servicing of each Mortgage Loan in its Servicing Portfolio in accordance with the terms of the applicable loan servicing agreement, each Mortgage Loan and the provisions of applicable laws and regulations.

4.18                        Special Affirmative Covenants Relating to Collateral. The Company shall:

(i)                                     Warrant and defend the right, title and interest of Credit Agent in and to the Collateral against the claims and demands of all persons.

(ii)                                  Service or cause to be serviced all Collateral Mortgage Loans in accordance with the standard requirements of the issuers of Commitments covering them and all applicable Fannie Mae requirements, including taking all actions necessary to enforce the obligations of the obligors under such Mortgage Loans.

(iii)                               Service or cause to be serviced all Mortgage Loans backing Collateral MBS in accordance with applicable governmental requirements and requirements of issuers of Commitments covering them.

(iv)                              Hold all escrow funds collected in respect of Collateral Mortgage Loans and Mortgage Loans backing Collateral MBS in trust, without commingling the same with non-custodial funds, and apply them for the purposes for which those funds were collected.

(v)                                 Execute and deliver to Credit Agent, with respect to the Collateral, those further instruments of sale, pledge, assignment or transfer, and those powers of attorney, as required by Credit Agent, and do and perform all matters and things necessary or desirable to be done or observed, for the purpose of effectively creating, maintaining and preserving the security and benefits intended to be afforded Credit Agent under this Agreement.

(vi)                              Notify Credit Agent within two (2) Business Days of any default under, or of the termination of, any Commitment relating to any Pledged Asset.

(vii)                           Promptly comply in all respects with the terms and conditions of all Commitments, and all extensions, renewals and modifications or substitutions of or to all

Commitments of the Company (to the extent consented to by the Credit Agent, if such consent is required hereunder).

(viii)                        Deliver or cause to be delivered to the applicable Approved Investor the Collateral Mortgage Loan and Collateral MBS to be sold under each Commitment not later than the mandatory delivery date under such Commitment.

(ix)                              Compare the names of every mortgagor, guarantor and other obligor of every Mortgage Loan, together with appropriate identifying information concerning those persons obtained by the Company, against every Restriction List, and make certain that none of the mortgagors, guarantors or other obligors of any Mortgage Loan is a person named in any Restriction List and to whom the provision of financial services is prohibited or otherwise restricted by applicable law.

(x)                                 Review the Fannie Mae DUS Program guide periodically to confirm that those policies and procedures are being complied with in all material respects.

4.19                             Special Negative Covenants Concerning Collateral. The Company shall not:

(i)                                     Amend or modify, or waive any of the terms and conditions of, or settle or compromise any claim in respect of, any Pledged Assets.

(ii)                                  Sell, transfer or assign, or grant any option with respect to, or pledge (except under this Agreement and, with respect to each Pledged Asset, the related Purchase Commitment) any of the Collateral or any interest in any of the Collateral.

(iii)                               Make any compromise, adjustment or settlement in respect of any of the Collateral or accept other than cash in payment of the Collateral.

ARTICLE V

CONDITIONS PRECEDENT

5.1                               Effectiveness of Agreement. The effectiveness of this Agreement and the obligations of the Credit Agent and Lenders hereunder are subject to the satisfaction of the following conditions precedent, in addition to any other conditions precedent contained in this Agreement:

(i)                                     The Company shall furnish to the Credit Agent, or cause to be delivered thereto, the following, each in form and substance satisfactory to the Credit Agent:

(a)                                 A certificate of the Company, substantially in the form of Exhibit H attached hereto, with appropriate insertions, attachments and signatures.

(b)                                 Documentation acceptable to the Credit Agent evidencing the authority of the Company to enter into this Agreement and to execute and deliver the Notes, and all other documents executed by the Company in connection herewith and therewith (all of such foregoing documents, collectively, the “Facility Documents”).

(c)                             The Notes, duly executed by an Authorized Person.

(d)                            An opinion of the Company’s counsel in form and substance satisfactory to the Credit Agent.

(e)                             The Fee Letter, duly executed by the Company and the Credit Agent.

(f)                              The Minimum Deposits Agreement, duly executed by the Credit Agent and the Company.

(g)                             A fully completed and duly executed perfection certificate, on the Credit Agent’s form.

(ii)                             The Company shall have paid all fees required to be paid pursuant to the Fee Letter.

(iii)                          The Credit Agent shall have filed such UCC financing statements or amendments to previously filed UCC financing statements as the Credit Agent shall have determined to be appropriate in order to perfect, or maintain the perfection of, the security interest in the Collateral granted by the Borrower pursuant to this Agreement and the 2002 Agreement.

5.2                               All Warehousing Advances. The effectiveness of this Agreement, including Credit Agent’s and each Lender’s obligation to make Advances is subject to the satisfaction, in the sole discretion of Credit Agent, as of the date of each Advance, of the following additional conditions precedent:

(i)                                The Company must have delivered to Credit Agent the Request for Advance and Mortgage Documents required by, and must have satisfied the procedures set forth in, Article II. All items delivered to Credit Agent must be satisfactory to Credit Agent in form and content, and Credit Agent may reject any item that does not satisfy the requirements of this Agreement or of the related Commitment.

(ii)                             Credit Agent must have received evidence satisfactory to it as to the making or continuation of any book entry or the due filing and recording in all appropriate offices of all financing statements and other instruments necessary to perfect the security interest of Credit Agent in the Collateral under the applicable Uniform Commercial Code or other applicable law.

(iii)                          The representations and warranties of the Company contained in this Agreement must be accurate and complete in all material respects as if made on and as of the date of each Advance.

(iv)                         The Company must have performed all agreements to be performed by it under this Agreement, all proceedings in connection with the transactions contemplated by this Agreement, the other Facility Documents and all other documents incident thereto shall be reasonably satisfactory in substance and in form to Credit Agent, Credit Agent shall have received all information and such counterpart originals or certified or other copies of such documents as Credit Agent may reasonably request, and after giving effect to the requested Advance, no Default or Event of Default will exist under this Agreement.

(v)                                 There shall not have been any material adverse change in the financial condition, business, affairs of the Company since the date of this Agreement which in Credit Agent’s judgment may jeopardize in a material manner the ability of the Company to perform fully its obligations under each applicable Facility Document.

(vi)                              Credit Agent shall have received and approved such other documents, and certificates as Credit Agent reasonably may request, in form and substance reasonably satisfactory to Credit Agent.

Delivery of a Request for Advance will be deemed a representation by the Company that all conditions set forth in this Section have been satisfied as of the date of the Advance.

ARTICLE VI

EVENTS OF DEFAULT

6.1                               Events of Default. Each of the following events shall constitute an “Event of Default”:

(i)                                     The failure of the Company to make payment of (a) any interest or fees hereunder or under the Fee Letter or any other Facility Document later than the earlier of (x) a date that is ten (10) days after such payment is due and payable or (y) the Expiration Date, or (b) any principal due hereunder on the due date therefor as provided herein; or

(ii)                                  The failure of the Company to make any payment in respect of any expense payable hereunder no later than on the date that is ten (10) days after written notice from Credit Agent to the Company that such payment is due and payable; or

(iii)                               The failure of the Company to observe or perform any term, covenant or agreement contained in Sections 4.1, 4.2, 4.4, 4.5, 4.7 or 4.10 through and including 4.17 of this Agreement, or (b) any other sections of this Agreement if (in the case of such other sections) such failure has not been remedied or cured within thirty (30) days after the earlier of the date the Company receives written notice from Credit Agent describing such failure, or the date the Company has or should have given notice of such failure to the Credit Agent pursuant to Section 4.4; or

(iv)                              Any representation or warranty of the Company made in this Agreement, or in any certificate, report, opinion (other than an opinion of counsel) or other document or written instrument delivered or to be delivered pursuant to this Agreement shall have been incorrect or misleading (whether because of misstatement or omission) in any material respect when made or given; or

(v)                                 Any obligation(s) of the Company (other than its obligations under the Notes), whether as principal, guarantor, surety or other obligor, for the payment of any Indebtedness for borrowed money in the aggregate of $200,000.00 or more, (a) shall become or shall be declared to be due and payable prior to the expressed maturity thereof, or (b) shall not be paid when due or within any grace period for the payment thereof, or (c) the holder(s) of any such obligations shall have the right to declare such obligations due and payable prior to the expressed maturity thereof, unless the Company notifies Credit Agent in writing of such an occurrence and that the Company is in good faith disputing whether the obligation in question is due, in which case the Company shall have sixty (60) days after its notice is received by Credit Agent to resolve such dispute before the occurrence will become an “Event of Default”; or

(vi)                              The Company shall: (a) suspend or discontinue its business, or (b) make an assignment for the benefit of creditors, or (c) admit in writing its inability to pay its debts as they become due, or (d) file a voluntary petition in bankruptcy, or (e) become insolvent (however such insolvency shall be evidenced), or (f) file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment of debt, liquidation, dissolution or similar relief under any present or future statute, law or regulation of any jurisdiction (any of the foregoing being hereinafter referred to as an “Insolvency Proceeding”), or (g) petition or apply to any tribunal for any receiver, custodian or any trustee for any substantial part of its property, or (h) be the subject of any Insolvency Proceeding filed against it which remains undismissed for a period of thirty (30) days, or (i) file any answer admitting or not contesting the material allegations of any petition filed against it, or of any order, judgment or decree approving such petition, in any Insolvency Proceeding, or seek, approve, consent to, or acquiesce in any Insolvency Proceeding, or in the appointment of any trustee, receiver, custodian, liquidator, or fiscal agent for it, or any substantial part of its property, or (j) be subject to any order appointing a trustee, receiver, custodian, liquidator or fiscal agent for the Company or any substantial part of its property and such order remains in effect for thirty (30) days, or (k) take any formal action for the purpose of effecting any of the foregoing or looking to the liquidation or dissolution of the Company; or

(vii)                           An order for relief is entered under the United States bankruptcy laws, or any other decree or order is entered by a court having jurisdiction (a) adjudging the Company, or any of its members bankrupt or insolvent, or (b) approving as properly filed a petition seeking reorganization, liquidation, arrangement, adjustment or composition of or in respect of the Company or any of its members under the United States bankruptcy laws or any other applicable Federal or state law, or (c) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Company or any of its members, or of any substantial part of its property, or (d) ordering the winding up or liquidation of the affairs of the company or its members and any such order continues unstayed and in effect for a period of thirty (30) days; or

(viii)                        Any judgment(s) or decree(s) against the Company shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of thirty (30) days; or

(ix)                              A Change of Control or Management shall have occurred. “Change of Control or Management” means that either (a) Control of the Company is no longer vested in the persons who Control the Company as of the date hereof, or (b) at least 51%

of the voting equity interests of the Company are no longer collectively held by Alliant, Inc., and The Alliant Company, LLC, or (c) Shawn Horwitz ceases to be directly and actively involved in the management of the Company in his current functional role, unless replaced within ninety (90) days by an individual reasonably acceptable to the Credit Agent. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Company, whether through the ability to exercise voting power, by contract, or otherwise.

6.2                               Occurrence. Upon the occurrence and at any time during the continuance of any Event of Default, the Credit Agent may notify the Company that the Facility has been terminated and that the Notes have been declared immediately due and payable, provided that upon the occurrence of any Event of Default under Sections 6.1(vi) or 6.1(vii), the Facility shall automatically terminate and the Notes and all the Obligations shall become immediately due and payable without demand on or notice to the Company. Except for the notices expressly provided for in this Agreement, the Company hereby expressly waives any presentment, demand, protest, notice of protest or other notice of any kind. The Company hereby further expressly waives and covenants not to assert any appraisement, valuation, stay, extension, redemption or similar laws, now or at any time hereafter in force, which might delay, prevent or otherwise impede the performance or enforcement of this Agreement or the Notes.

6.3                               Remedies.

(i)                                     In the event that the Notes shall have become or been declared due and payable, the Credit Agent may, and at the direction of the Required Lenders shall, without notice except as may be required by applicable law,

(a)                            proceed to protect and enforce its rights under this Agreement by suit in equity, action at law and/or other appropriate proceedings, whether for specific performance of any covenant herein contained, in aid of the execution of any power herein granted, for the foreclosure or other realization upon the Collateral, or for the enforcement of any right, including the appointment of a receiver for all or any part of the Collateral if it so chooses;

(b)                            exercise any and all rights and remedies provided to a secured party by the UCC as in effect on the date hereof and hereby waives any right to require the Credit Agent to proceed against any person, to proceed against or exhaust any of the Collateral or pursue its rights and remedies as against the Collateral in any particular order or to pursue any other remedy in its power;

(c)                             take any action the Company is required to take, or any other reasonably necessary action, to maintain and preserve the Collateral, but the Credit Agent shall be under no duty to take any such action except as required by law;

(d)                            notify (1) the mortgagor(s) under any Collateral Mortgage Loan, (2) any maker(s) of any Mortgage Note, (3) any other persons obligated on any Mortgage Document or item of Collateral, and (4) Fannie Mae or third-party investor, as applicable, in each case to make payments and deliver other monies in respect of the Mortgage Documents or other items of Collateral directly to the Credit Agent, and the Credit Agent shall be entitled to deduct reasonable expenses incurred in connection with the realization from such collections (whether administered by the Credit Agent, the Collateral Agent or other agent for the Lenders), and the Company shall be liable for any deficiency;

(e)                                  take possession of all the Mortgage Documents and other items of Collateral, either directly or through the Collateral Agent or other agent, and may require the Company to assemble Mortgage Documents and other items of Collateral and make same available to the Credit Agent, the Collateral Agent or other agent of the Lenders at any place designated by the Credit Agent which is reasonably convenient to the Company;

(f)                                   upon no fewer than ten (10) days written notice to the Company, which the parties hereto each deem to be commercially reasonable, (1) sell the Mortgage Documents and other items of Collateral individually or in parcels at any time, at any place within the United States, and on any terms, including, without limitation, but only to the extent not prohibited by law, on credit or through the selling or granting of options to purchase, and such sales may be conditional in such manner as the Credit Agent deems appropriate; any such disposition may be by public or private proceedings and the Credit Agent may buy at any public sale and, if not prohibited by law, at any private sale, and shall be entitled to apply any and all amounts owing to the Lenders by the Company in full or partial satisfaction of the purchase price therefor, and upon compliance with the terms of such sale or other disposition, may hold, retain and/or dispose of such Mortgage Documents and Collateral without further accountability therefor, and (2) sell the Collateral Mortgage Loans to Fannie Mae or the Pledged MBS to third-party investors, as applicable, under the terms of the applicable Commitment, in which case such sale shall be conclusively deemed to be commercially reasonable by virtue of the fact that each such Commitment has been bargained for and entered into by the Company; and

(g)                                  retain all of the Mortgage Documents and other items of Collateral in satisfaction of the unpaid obligations.

(ii)                                  The Company agrees that upon the occurrence and during the continuance of an event which constitutes an Event of Default hereunder, all cash, proceeds, and instruments received by the Company on account of any Commitments or as a result of the sale, lease or other disposition of the Collateral, whether received by the Company in the exercise of its collection rights thereunder or otherwise, shall be remitted to the Credit Agent in the form received (properly endorsed to the order of the Credit Agent or for collection in accordance with the Credit Agent’s instructions) not later than the Business Day following the day of receipt, to be held as security for the payment of the obligations secured hereby. The Company agrees not to commingle any such collections or proceeds following the receipt of notice from the Credit Agent requesting that it not do so with any of its other funds or property and agrees to hold the same upon an express trust for the Credit Agent until remitted to the Credit Agent.

(a)                                 Any funds received by the Credit Agent resulting from the sale of Mortgage Documents and other items of Collateral pursuant to the provisions of this Section 6.3 (the “Liquidation Proceeds”), shall be applied by the Credit Agent in the manner and order set forth in 8.12(iii).

(b)                                 Upon the completion of any sale or other disposition of Mortgage Documents or other items of Collateral under this Section 6.3, full title and right of possession to such Mortgage Documents and other items of Collateral shall pass to such purchaser or purchasers forthwith. Nevertheless, if so requested by the Credit Agent or by any purchaser, the Company shall confirm any such sale or transfer by executing and delivering to such purchaser all instruments of conveyance and transfers and releases reasonably requested by the Credit Agent as shall be necessary or desirable to divest all right, title, interest, claim and demand whatsoever of the Company of, in and to the Collateral so sold or disposed of and shall be a perpetual bar, both at law and in equity, against the Company, all persons claiming the Mortgage Documents or other items of Collateral sold or disposed of, or any part thereof, through the Company, and its and theft successors and assigns.

(c)                                  The Company agrees, to the fullest extent that it may lawfully so agree, that neither it nor anyone claiming from, through or under it, will claim, seek or take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale or other imposition of Mortgage Documents or other items of Collateral or any part thereof, immediately after such sale or other disposition, by the purchaser thereof. The Credit Agent shall be entitled to notify all obligors on the Collateral that its Collateral has been assigned to the Credit Agent and that all payments thereon are to be made directly to the Credit Agent or such other party as may be designated by the Credit Agent. The Company, for itself and all who may at any time claim from, through or under it, hereby waives, to the fullest extent that it may lawfully do so, the benefit of all such laws, and any and all right to have any of the property comprising the Mortgage Documents or other items of Collateral marshaled upon any such sale, and agrees that the Credit Agent or any court having jurisdiction to foreclose the security interest granted herein or may sell the Collateral as an entirely or in such portions as the Credit Agent may determine.

(d)                                 No moneys received by the Credit Agent pursuant to this Section 6.3 need be segregated in any manner except to the extent required by law, and any such moneys may be deposited under such general conditions as may be prescribed by law applicable to the Credit Agent (but shall not constitute available deposits), and the Credit Agent shall not be liable for any interest thereon.

(e)                                  In connection with the exercise of its rights pursuant to this Section 6.3, the Credit Agent may, but shall be under no duty to, demand, collect, receipt for, settle, compromise, adjust, sue for, foreclose, or realize upon the Mortgage Documents or other items of Collateral, in its own name or in the name of the Company, as the Credit Agent in its sole discretion may determine, provided that the Credit Agent shall not be liable for (a) the failure to collect any payment of interest or principal on any Collateral Mortgage Loan, (b) the failure to enforce any contract right, or (c) for any action or omission, other than willful misconduct, in connection with the collection of any payment of interest or principal on any Collateral Mortgage Loan or the enforcement of any contract right, on the part of the Credit Agent or any of its officers, agents, or employees.

(f)                                   The Credit Agent and the Company further agree that it shall be deemed commercially reasonable if the Credit Agent proceeds in the manner described herein but that such procedures are not intended to be exclusive nor shall they be deemed to limit or prohibit any other procedure which may be commercially reasonable or otherwise permitted by applicable law.

6.4                               Defaults. As used in the Agreement, the term “Default” means the occurrence of an event which, with the passage of time, the giving of notice, or both would constitute an Event of Default.

ARTICLE VII

MISCELLANEOUS

7.1                               Indemnification. The Company shall indemnify and hold harmless Credit Agent, Lenders and their respective parents, affiliates, officers, directors, employees, attorneys, and agents (“Indemnified Party”) from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Agreement or any of the other Facility Documents or the transactions contemplated hereby (“Damages”) including, without limitation (i) any actual or proposed use by the Company or any of its subsidiaries of the proceeds of the Facility, (ii) the Company or any of its subsidiaries entering into or performing this Agreement or any of the other Facility Documents, or (iii) with respect to the Company and its subsidiaries and their respective properties and assets, the violation of any applicable law, in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that no Indemnified Party shall be entitled to indemnification if a court of competent jurisdiction finally determines (all appeals having been exhausted or waived) that such Indemnified Party acted in bad faith, with willful misconduct, gross negligence, or material breach of this Agreement or any other Facility Document. In litigation, or the preparation therefor, Credit Agent and Lenders shall be entitled to select their respective own counsel and, in addition to the foregoing indemnity, the Company agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Company under this 7.1 are unenforceable for any reason, the Company agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The provisions of this 7.1 shall survive the repayment of the Facility and the termination of the obligations of Credit Agent and Lenders hereunder.

7.2                               Fees and Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Company agrees to pay promptly: (i) all the actual and reasonable out-of-pocket costs and expenses of Credit Agent and each Lender for preparation of the Facility Documents and any consents, amendments, waivers, or other modifications thereto; (ii) the reasonable fees, expenses, and disbursements of counsel to Credit Agent and each Lender in connection with the negotiation, preparation, execution, and administration of the Facility Documents and any consents, amendments, waivers, or other modifications thereto and any other documents or matters requested by the Company; (iii) all other actual and reasonable out-of-pocket costs and expenses incurred by Credit Agent and each Lender in connection with the establishment of the facility, the syndication of the Warehousing Commitment and the negotiation, preparation, and execution of the Facility Documents and any consents, amendments, waivers, or other modifications thereto and the transactions contemplated thereby; and (iv) all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and costs, which attorneys may be employees of Credit Agent or a Lender and the fees and costs of appraisers, brokers, investment bankers or other experts retained by Credit Agent or any Lender) incurred by Credit Agent and each Lender in connection with (x) the enforcement of or preservation of rights under any of the Facility Documents against the Company or any other person, or the administration thereof, (y) any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings, and (z) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to Credit Agent’s or any Lender’s relationship with the Company, except to the extent arising out of such person’s bad faith, gross negligence, willful misconduct or material breach of this Agreement or any other Facility Document, as finally determined by a court of competent jurisdiction. The covenants of this 7.2 shall survive payment or satisfaction of payment of amounts owing with respect to the Notes. The amount of all such expenses shall, until paid, bear interest at the rate applicable to principal hereunder (including the Default Rate) and be an Obligation secured by the Collateral.

7.3                               Notice. Except as otherwise specifically provided herein, all notices, requests, consents, demands, waivers and other communications hereunder and under the Notes and all statements, reports, documents, certificates and papers required to be delivered hereunder shall be in writing and shall be mailed by certified mail (return receipt requested), sent by telephonic facsimile (with a copy sent by one of the other means provided herein) or delivered by hand or by reputable national overnight delivery service, to the respective parties to this Agreement as follows:

The Company:

EF&A Funding, L.L.C., d/b/a Alliant Capital, LLC
25650 West Eleven Mile Road, Suite 300

Southfield, Michigan 48034

Attention: Kelley Prevete

Telephone: 248-746-5790

Telecopy: 248-746-5763

The Credit Agent:

Bank of America, N.A.

Global Commercial Banking — Commercial Real Estate
2600 W. Big Beaver Road

MI8-900-04-20

Troy, Michigan 48084

Attention: Scott McLean

Telephone: (248) 631-0458

Telecopy: (248) 631-0628

The Lenders:

To their respective addresses set forth on Exhibit J hereto.

or such other person or address as a party hereto shall designate to the other parties hereto from time to time in writing forwarded in like manner. Any notice, request, consent, demand, waiver or communication given in accordance with the provisions of this 7.3 shall be conclusively deemed to have been received by a party hereto when actually received, and in any event, (1) if mailed, on the second (2nd) Business Day after being deposited in the mails, or (2) if sent by reputable overnight delivery service, on the next Business Day or (3) if faxed before the close of business at the recipient’s location on a Business Day, when faxed — or if faxed after the close of business at the recipient’s location or on a day that is not a Business Day, at the opening of business on the next Business Day for the recipient — to the fax number set forth below (provided that a paper copy is sent by overnight delivery on the same day). Any party may change its address for notice by designating such party’s new address in a notice given in a manner provided above to the sending party at least five (5) Business Days before it shall become effective.

7.4                               Integration. This Agreement supersedes all prior agreements and understandings of the parties hereto relating to the subject matter hereof.

7.5                               CHOICE OF LAW; JURISDICTION AND VENUE.

(i)                                THIS AGREEMENT, THE NOTES, THE ADVANCES AND OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(ii)                             THE COMPANY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO

IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER FACILITY DOCUMENT SHALL AFFECT ANY RIGHT THAT THE CREDIT AGENT, OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT AGAINST THE COMPANY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(iii)                          THE COMPANY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (ii) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(iv)                         Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 7.3. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

7.6                               Set off. The Company hereby grants to Credit Agent and each Lender a continuing lien, security interest and right of setoff as security for all liabilities and obligations to Credit Agent and each Lender under this Agreement or any other Facility Document, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody safekeeping or control of Credit Agent or any Lender or any entity under the control of Credit Agent or such Lender, and their respective successors and assigns or in transit to any of them, other than third-party custodial accounts maintained by the Company at Credit Agent or any Lender. If the Company defaults in the payment of any Obligation or in the performance of any of its duties under the Facility Documents, Credit Agent or any applicable Lender may, without notice to or demand on the Company (which notice or demand the Company expressly waives), set-off, appropriate or apply any property of the Company held at any time by Credit Agent or any applicable Lender, or any indebtedness at any time owed by Credit Agent or any applicable Lender to or for the account of the Company, against the Obligations, whether or not those Obligations have matured. ANY AND ALL RIGHTS TO REQUIRE CREDIT AGENT OR ANY APPLICABLE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOANS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH NON-CUSTODIAL DEPOSITS, CREDITS OR OTHER PROPERTY OF

COMPANY, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

7.7                               Headings/Captions. The captions or headings in this Agreement and the other Facility Documents are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement or any other Facility Document.

7.8                               Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or potential Event of Default if such action is taken or condition exists.

7.9                               Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, or consent to any departure by the Company therefrom, shall in any event be effective except as provided in Section 8.14. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

7.10                        Financial Statements; Change in Accounting Principles. All financial statements and reports furnished to Credit Agent and/or any Lender under this Agreement must be prepared in accordance with GAAP, applied on a basis consistent with that applied in preparing the most recent Audited Financial Statement of the Company provided to Credit Agent; provided, however, that interim financial statements exclude notes and statements of members’ equity and are subject to year-end adjustments. If any changes in accounting principles from those used in the preparation of the financial statements referred to in Sections 3.10, 4.5 and 4.8 hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) result in a change in the method of calculation of financial covenants, standards or terms found in Article IV hereof, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating the Company’s fmancial condition shall be the same after such changes as if such changes had not been made.

7.11                        Survival of Warranties and Certain Agreements.

(i)                                All covenants, agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Advances hereunder and the execution and delivery of the Note.

(ii)                             Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Company set forth in Sections 7.1 and 7.2 shall survive the payment of the Advances and the Note and the termination of this Agreement.

7.12                        Failure or Indulgence Not Waiver: Remedies Cumulative. No failure or delay on the part of the Credit Agent in the exercise of any power, right or privilege hereunder or under the Notes shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement, or the Notes are cumulative to and not exclusive of, any rights or remedies otherwise available.

7.13                        Severability. If any provision of this Agreement or any other Facility Document is declared to be illegal or unenforceable in any respect, that provision is null and void and of no force and effect to the extent of the illegality or unenforceability, and does not affect the validity or enforceability of any other provision of the Agreement or such other Facility Document.

7.14                        Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents, or supplements may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and written or telephonic notification of such execution and authorization of delivery thereof has been received by the other party.

7.15                        Power of Attorney. The Company hereby constitutes and appoints the Credit Agent and its Collateral Agent as its attorneys in fact, coupled with an interest, with full power to execute documents and perform acts in the place and stead of the Company consistent with the rights of the Credit Agent under this Agreement, including but not limited to the right to execute endorsements of notes, checks and drafts payable to the Company and to execute assignments of deeds of trust and any other documents necessary to create a security interest in the Mortgage Loans, deliver Mortgage Loans to investors pursuant to Commitments, or exercise any rights of the Credit Agent hereunder. The powers of attorney granted hereunder are not revocable during the term of this Agreement or during any period of the Company’s default under this Agreement.

7.16                        Terms Binding Upon Successors. The terms and provisions of this Agreement are binding upon and inure to the benefit of the Company, Credit Agent, Lenders and their respective successors and permitted assigns.

7.17                        Pledge to Federal Reserve Lenders. Any Lender may at any time pledge or assign all or any portion of its rights under the Facility Documents (including, without limitation, any portion of its Note) to any of the Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or assignment or enforcement thereof shall release any Lender from its obligations under any of the Facility Documents.

7.18                        Relationship of the Parties. This Agreement provides for the making of Advances by Lenders, the requirement of Advances by the Company, the payment of interest on those Advances, and the payment of certain fees by the Company to Credit Agent and Lenders. The relationship between Credit Agent, Lenders and the Company is limited to that of creditor and secured party on the part of Credit Agent and Lenders, and of debtor on the part of the Company. The provisions of this Agreement and the other Facility Documents for compliance with financial covenants and the delivery of financial statements and other operating reports are intended solely for the benefit of Credit Agent and Lenders to protect their interests as creditors and secured party. Nothing in this Agreement creates or may be construed as permitting or obligating Credit Agent or any Lender to act as a financial or business advisor or consultant to the Company, as permitting or obligating Credit Agent or any Lender to control the Company or to conduct the Company’s operations, as creating any fiduciary obligation on the part of Credit Agent or any Lender to the Company, or as creating any joint venture, partnership, agency or other similar relationship between Credit Agent or any Lender and the Company. The Company acknowledges that it has had the opportunity to obtain the advice of experienced counsel of its own choice in connection with the negotiation and execution of the Facility Documents and to obtain the advice of that counsel with respect to all matters contained in the Facility Documents, including the waivers of jury trial and of punitive, consequential, special or indirect damages contained in 7.19 and 7.20, respectively. The Company further acknowledges that it is experienced with respect to financial and credit matters and has made its own independent decisions to apply to Credit Agent and Lenders for credit and to execute and deliver this Agreement.

7.19                        WAIVER OF JURY TRIAL. COMPANY, CREDIT AGENT, AND LENDERS (BY ACCEPTANCE OF THIS AGREEMENT) MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF CREDIT AGENT OR ANY LENDER RELATING TO THE ADMINISTRATION OF THE LOANS OR ENFORCEMENT OF THE FACILITY DOCUMENTS, AND AGREE THAT NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

7.20                        WAIVER OF PUNITIVE, CONSEQUENTIAL, SPECIAL OR INDIRECT  DAMAGES. COMPANY WAIVES ANY RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES FROM CREDIT AGENT OR ANY LENDER OR ANY OF CREDIT AGENT’S OR ANY LENDER’S AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, OR AGENTS WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY COMPANY AGAINST CREDIT AGENT OR ANY LENDER OR ANY OF CREDIT AGENT’S OR ANY LENDER’S AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, OR AGENTS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. THIS WAIVER OF THE RIGHT TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES IS KNOWINGLY AND VOLUNTARILY GIVEN BY COMPANY, AND IS INTENDED TO ENCOMPASS EACH INSTANCE AND EACH ISSUE FOR WHICH THE RIGHT TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES WOULD OTHERWISE APPLY. CREDIT AGENT AND EACH LENDER IS AUTHORIZED AND DIRECTED TO SUBMIT

THIS AGREEMENT TO ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER AND THE PARTIES TO THIS AGREEMENT AS CONCLUSIVE EVIDENCE OF THIS WAIVER OF THE RIGHT TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES.

7.21                        Consent to Credit References. The Company consents to the disclosure of information regarding the Company and its subsidiaries and their relationships with Credit Agent and Lenders to persons making credit inquiries to Credit Agent or a Lender. This consent is revocable by the Company at any time upon Notice to Credit Agent and each Lender as provided in 7.3.

7.22                        U.S. Patriot Act. Each Lender hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender to identify the Company in accordance with the Act.

ARTICLE VIII

THE CREDIT AGENT AND THE LENDERS

8.1                               Appointment. Each Lender hereby irrevocably designates and appoints Bank of America, N.A. as Credit Agent of such Lender to act as specified herein and in the other Facility Documents, and each such Lender hereby irrevocably authorizes the Credit Agent to take such actions, exercise such powers and perform such duties as are expressly delegated to or conferred upon the Credit Agent by the terms of this Agreement and the other Facility Documents, together with such other powers as are reasonably incidental thereto. The Credit Agent agrees to act as such upon the express conditions contained in this 8.1. The Credit Agent shall not have any duties or responsibilities except those expressly set forth herein or in the other Facility Documents, nor shall it have any fiduciary relationship with any Lender, and no implied covenants, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Credit Agent. The provisions of this 8.1 are solely for the benefit of the Credit Agent and the Lenders, and the Company shall not have any rights as third party beneficiaries of any of the provisions hereof.

8.2                               Duties of Credit Agent; Administration of Facility by Credit Agent. The Credit Agent shall be responsible for administering the Facility on a day-to-day basis. In the exercise of such administrative duties, the Credit Agent shall use the same diligence and standard of care that is customarily used by the Credit Agent with respect to similar loans held by the Credit Agent solely for its own account.

8.3                               Delegation of Duties. The Credit Agent may execute any of its duties under this Agreement or any other Facility Document by or through its agents or attorneys-in-fact, and shall be entitled to the advice of counsel concerning all matters pertaining to its rights and duties hereunder or under the Facility Documents. The Credit Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

8.4                               Exculpatory Provisions. Neither the Credit Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement or the other Facility Documents, except for its or their gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction. Neither the Credit Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any recital, statement, representation or warranty made by the Company or any of their officers or agents contained in this Agreement or the other Facility Documents or in any certificate or other document delivered in connection therewith; (ii) the performance or observance of any of the covenants or agreements contained in, or the conditions of, this Agreement or the other Facility Documents; (iii) the state or condition of any properties of the Company or any other obligor hereunder constituting Collateral for the Obligations of the Company hereunder, or any information contained in the books or records of the Company; (iv) the validity, enforceability, collectability, effectiveness or genuineness of this Agreement or any other Facility Document or any other certificate, document or instrument furnished in connection therewith; or (v) the validity, priority or perfection of any lien securing or purporting to secure the Obligations or the value or sufficiency of any of the Collateral.

8.5                               Reliance by Credit Agent. The Credit Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, consent, certificate, affidavit, or other document or writing believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon the advice and statements of legal counsel (including, without, limitation, counsel to the Company), independent accountants and other experts selected by the Credit Agent. The Credit Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Facility Document unless it shall first receive such advice or concurrence of the Required Lenders (as defined below) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of the taking or failing to take any such action. The Credit Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Facility Documents in accordance with any written request of the Required Lenders, and each such request of the Required Lenders, and any action taken or failure to act by the Credit Agent pursuant thereto, shall be binding upon all of the Lenders; provided, however, that the Credit Agent shall not be required in any event to act, or to refrain from acting, in any manner which is contrary to the Facility Documents or to applicable law, or without specific indemnification satisfactory to Credit Agent in its discretion. “Required Lenders” means, as of any particular date (a) if no Advances are outstanding, Lenders whose Warehousing Commitment Amounts aggregate at least 51% of the Warehousing Commitment Amounts of all Lenders who are not Delinquent Lenders, or (b) if any Warehousing Advances are outstanding, Lenders holding at least 51% of the aggregate unpaid principal amount of all then outstanding Advances of Lenders who are not Delinquent Lenders. No Lender which is a Delinquent Lender shall be considered a “Lender” for the purposes of determining the “Required Lenders.”

8.6                               Notice of Default. The Credit Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Credit Agent has actual knowledge of the same or has received notice from a Lender or the Company referring to this

Agreement, describing such default or Event of Default and stating that such notice is a “notice of default”. In the event that the Credit Agent obtains such actual knowledge or receives such a notice, the Credit Agent shall give prompt notice thereof to each of the Lenders. Credit Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Lenders. If a Lender shall have knowledge of a Default or an Event of Default, it shall forthwith give notice thereof to the Credit Agent. If the Credit Agent shall have knowledge of a Default or Event of Default, it shall forthwith give notice thereof to each Lender.

8.7                               Lenders’ Credit Decisions. Each Lender acknowledges that it has, independently and without reliance upon the Credit Agent or any other Lender, and based on the financial statements prepared by the Company and such other documents and information as it has deemed appropriate, made its own credit analysis and investigation into the business, assets, operations, property, and financial and other condition of the Company and has made its own decision to enter into this Agreement and the other Facility Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Credit Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in determining whether or not conditions precedent to funding any Advance hereunder have been satisfied and in taking or not taking any action under this Agreement and the other Facility Documents.

8.8                               Credit Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Credit Agent, ratably in proportion to their respective Warehousing Commitment Percentages, for (i) any amounts not reimbursed by the Company for which the Credit Agent is entitled to reimbursement by the Company under this Agreement or the other Facility Documents, (ii) any other expenses incurred by the Credit Agent on behalf of the Lenders in connection with the preparation, execution, delivery, administration, amendment, waiver and/or enforcement of this Agreement and the other Facility Documents, and (iii) any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may imposed on, incurred by or asserted against the Credit Agent in any way relating to or arising out of this Agreement or the other Facility Documents or any other document delivered in connection therewith or any transaction contemplated thereby, or the enforcement of any of the terms hereof or thereof, provided that no Lender shall be liable for any of the foregoing to the extent that they arise from the gross negligence or willful misconduct of the Credit Agent, as finally determined by a court of competent jurisdiction. If any indemnity furnished to the Credit Agent for any purpose shall, in the opinion of the Credit Agent, be insufficient or become impaired, the Credit Agent may call for additional indemnity and cease, or not commence, to do the action indemnified against until such additional indemnity is furnished. “Warehousing Commitment Percentage” means, as of the date of determination, as to each Lender (i) prior to the Warehousing Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Warehousing Commitment Amount, by (z) the aggregate Warehousing Commitment Amounts of all Lenders, and (ii) from and after the time that all Warehousing Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender’s Advances by (z) the aggregate outstanding principal amount of all Advances. The initial Warehousing Commitment Percentages of each Lender is set forth opposite the name of such Lender on Exhibit J or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable. “Warehousing Commitment Amount” means, for any Lender, at any date, that dollar amount designated opposite such Lender’s name on Exhibit J as its Warehousing Commitment Amount, as the same may be amended from time to time in accordance with this Agreement. “Warehousing Commitment” means the obligation of each Lender to make Advances to the Company under 1.2.

8.9                               Credit Agent in its Individual Capacity. With respect to its Warehousing Commitment as a Lender, and the Advances made by it and the Note issued to it, the Credit Agent shall have the same rights and powers hereunder and under any other Facility Document as any Lender and may exercise the same as though it were not the Credit Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Credit Agent in its individual capacity. The Credit Agent and its subsidiaries and affiliates may accept deposits from, lend money to, and generally engage in any kind of commercial or investment banking, trust, advisory or other business with the Company or any subsidiary or affiliate of the Company as if it were not the Credit Agent hereunder.

8.10                        Successor Credit Agent. The Credit Agent may resign at any time by giving thirty (30) days’ prior written notice to the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Credit Agent, and provided, no Default or Event of Default has occurred and is continuing, the Company shall have the right to approve such successor Credit Agent, provided further, such approval shall not be unreasonably withheld. If no successor Credit Agent shall have been so appointed by the Required Lenders and accepted such appointment within thirty (30) days after the retiring Credit Agent’s giving notice of resignation, then the retiring Credit Agent may appoint, on behalf of the Company and the Lenders, a successor Credit Agent. Upon the acceptance of any appointment as Credit Agent hereunder by a successor Credit Agent, such successor Credit Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Credit Agent, and the retiring Credit Agent shall be discharged from its duties and obligations hereunder and under the other Facility Documents. After any retiring Credit Agent’s resignation hereunder, the provisions of this Article VIII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Credit Agent hereunder.

8.11                        Duties in Case of Enforcement. In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Credit Agent may, and shall, at the request of the Required Lenders, and provided that the Lenders have given to the Credit Agent such additional indemnities and assurances against expenses and liabilities as the Credit Agent may reasonably request, proceed to enforce the provisions of this Agreement and the other Facility Documents respecting the Collateral, the sale or other disposition of all or any part of the Collateral and the exercise of any other legal or equitable rights or remedies as it may have hereunder or under any other Facility Document or otherwise by virtue of applicable law, or to refrain from so acting if similarly requested by the Required Lenders. The Credit Agent shall be fully protected in so acting or refraining from acting upon the instruction of the Required Lenders, and such instruction shall be binding upon all the Lenders. The Required Lenders may direct the Credit Agent in writing as to the method and the extent of any such foreclosure, sale or other disposition or the exercise of any other right or remedy, the Lenders hereby agreeing to indemnify and hold the Credit Agent harmless from all costs and liabilities incurred in respect of all actions taken or omitted in accordance with such direction, provided that the Credit Agent need not comply with any such direction to the extent that the Credit Agent reasonably believes the Credit Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction. The Credit Agent may, in its discretion, but without obligation, in the absence of direction from the Required Lenders, take such interim actions as it believes necessary to preserve the rights of the Lenders hereunder and in and to any Collateral securing the Obligations, including, but not limited to, petitioning a court for injunctive relief, appointment of a receiver or preservation of the proceeds of any Collateral. Each of the Lenders acknowledges and agrees that no individual Lender may separately enforce or exercise any of the provisions of any of the Facility Documents, including, without limitation, the Note, other than through the Credit Agent.

8.12                        Respecting Loans and Payments.

(i)                                     Nature of Obligations of Lenders. The obligations of the Lenders hereunder are several and not joint. Failure of any Lender to fulfill its obligations hereunder shall not result in any other Lender becoming obligated to advance more than its Warehousing Commitment Percentage of the Loan, nor shall such failure release or diminish the obligations of any other Lender to fund its Warehousing Commitment Percentage provided herein.

(ii)                                  Payments to Credit Agent. All payments of principal of and interest on the Facility or the Notes shall be made to the Credit Agent by the Company or any other obligor for the account of the Lenders in immediately available funds as provided in the Notes and this Agreement. Except as otherwise expressly provided herein, the Credit Agent agrees to use its reasonable best efforts to promptly to distribute to each Lender, on the same Business Day upon which each such payment is made (if received prior to 2:00 p.m. (Michigan time) on such Business Day), such Lender’s proportionate share of each such payment in immediately available funds excluding Liquidation Proceeds which shall be distributed in accordance with 8.12(iii), below. The Credit Agent shall upon each distribution promptly notify the Company of such distribution and each Lender of the amounts distributed to it applicable to principal of, and interest on, the proportionate share held by the applicable Lender. Each payment to the Credit Agent under the first sentence of this Section shall constitute a payment by the Company to each Lender in the amount of such Lender’s proportionate share of such payment, and any such payment to the Credit Agent shall not be considered outstanding for any purpose after the date of such payment by the Company to the Credit Agent without regard to whether or when the Credit Agent makes distribution thereof as provided above.

(iii)                               Distribution of Liquidation Proceeds. Subject to the terms and conditions hereof, the Credit Agent shall distribute all Liquidation Proceeds in the order and manner set forth below:

First:                                                                     To the Credit Agent, towards any fees and any expenses for which the Credit Agent is entitled to reimbursement under this Agreement or the other Facility Documents not theretofore paid to the Credit Agent, including, without limitation, the reasonable expenses incurred in connection with the retaking, holding, preparing for sale and selling of the Mortgage Documents and other items of Collateral.

Second:                                                    To all applicable Lenders in accordance with their proportional share based upon their respective Warehousing Commitment Percentages until all Lenders have been reimbursed for all expenses which such Lenders have previously paid to the Credit Agent and not theretofore paid to such Lenders.

Third:                                                               To all Lenders in accordance with their proportional share based upon their respective Warehousing Commitment Percentages until all Lenders have been paid in full all principal and interest due to such Lenders under the Facility, with each Lender applying such proceeds for purposes of this Agreement first against the outstanding principal balance due to such Lender under the Facility and then to accrued and unpaid interest due under the Facility.

Fourth:                                                        To Bank of America any costs and expenses incurred directly by Bank of America as a result of any breach of any hedging arrangements directly related to this Facility.

Fifth:                                                                  To all applicable Lenders in accordance with their proportional share based upon their respective Warehousing Commitment Percentages until all Lenders have been paid in full all other amounts due to such Lenders under the Facility.

Sixth:                                                                To the Company or such third parties as may be entitled to claim such Liquidation Proceeds.

(iv)                              Adjustments. If, after Credit Agent has paid each Lender’s proportionate share of any payment received or applied by Credit Agent in respect of the Loan, that payment is rescinded or must otherwise be returned or paid over by Credit Agent, whether pursuant to any bankruptcy or insolvency law, sharing of payments clause of any loan agreement or otherwise, each Lender shall, at Credit Agent’s request, promptly return its proportionate share of such payment or application to Credit Agent, together with the Lender’s proportionate share of any interest or other amount required to be paid by Credit Agent with respect to such payment or application.

(v)                                 Lenders; Sharing Arrangement. Each of the Lenders agrees that if it should receive any amount (whether by voluntary payment, realization upon security, the exercise of the right of set-off, or otherwise) which is applicable to the payment of the principal of, or interest or fees on, the Advances, of an amount that with respect to the related sum or sums received (or receivable) by the other Lenders is in greater proportion than that Lender’s Warehousing Commitment Percentage, then such Lender receiving such excess amount shall purchase from the other Lenders an interest in the obligations of the Company under this Agreement in such amount as shall result in a proportional participation by all of the Lenders in such excess amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery; and further provided the provisions of this Section shall not be construed to apply to any payment made by the Company pursuant to and in accordance with the express terms of this Agreement or any other Facility Document.

(vi)                              Distribution by Credit Agent. If in the opinion of the Credit Agent distribution of any amount received by it in such capacity hereunder or under the Notes or under any of the other Facility Documents might involve any liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction or has been resolved by the mutual consent of all Lenders. In addition, the Credit Agent may request full and complete indemnity, in form and substance satisfactory to it, prior to making any such distribution. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Credit Agent is to be repaid, each person to whom any such distribution shall have been made shall either repay to the Credit Agent its proportionate share of the amount so adjudged to be repaid or shall pay over to the same in such manner and to such persons as shall be determined by such court.

(vii)                           Delinquent Lender.

(a)                                 If for any reason any Lender shall fail or refuse to abide by its obligations under this Agreement, including without limitation its obligation to make available to Credit Agent its pro rata share of any Advances, expenses or setoff (a “Delinquent Lender”) and such failure is not cured within ten (10) days after receipt from the Credit Agent of written notice thereof, then, in addition to the rights and remedies that may be available to Credit Agent, the other Lenders, the Company or any other party at law or in equity, and not at limitation thereof, (i) such Delinquent Lender’s right to participate in the administration of, or decision-making rights related to, the Facility, this Agreement or the other Facility Documents shall be suspended during the pendency of such failure or refusal, and (ii) a Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Company, whether on account of outstanding Advances, interest, fees or otherwise, to the remaining non-delinquent Lenders for application to, and reduction of, their proportionate shares of all outstanding Loans until, as a result of application of such assigned payments the Lenders’ respective pro rata shares of all outstanding Advances shall have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency. The Delinquent Lender’s decision-making and participation rights and rights to payments as set forth in clauses (i) and (ii) hereinabove shall be restored only upon the payment by the Delinquent Lender of its pro rata share of any Advances or expenses as to which it is delinquent, together with interest thereon at the Default Rate from the date when originally due until the date upon which any such amounts are actually paid.

(b)                                 The non-delinquent Lenders shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to acquire for no cash consideration, (pro rata, based on the respective Warehousing Commitments of those Lenders electing to exercise such right) the Delinquent Lender’s Warehousing Commitment to fund future Advances (the “Future Commitment”). Upon any such purchase of the pro rata share of any Delinquent Lender’s Future Commitment, the Delinquent Lender’s share in future Advances and its rights under the Facility Documents with respect thereto shall terminate on the date of purchase, and the Delinquent Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, an Assignment and Acceptance. Each Delinquent Lender shall indemnify Credit Agent and each non-delinquent Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by Credit Agent or by any non-delinquent Lender, on account of a Delinquent Lender’s failure to timely fund its pro rata share of an Advance or to otherwise perform its obligations under the Facility Documents.

(c)                                  In the event that the non-delinquent Lenders elect not to acquire the Future Commitment, then, so long as no Default or Event of Default has occurred and is continuing, the Company may either (i) demand that the Delinquent Lender, and upon such demand the Delinquent Lender shall promptly, assign its Warehousing Commitment Percentage of the Facility to an Assignee subject to and in accordance with the provisions of Section 8.13(i) for a purchase price equal to the aggregate principal balance of the Facility then owing to the Delinquent Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Delinquent Lender, or (ii) only with the consent of the Credit Agent, pay to the Delinquent Lender the aggregate principal balance of the Facility then owing to the Delinquent Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Delinquent Lender, whereupon the Delinquent Lender shall no longer be a party hereto or have any rights or obligations hereunder or under any of the other Facility Documents. Each of the Credit Agent and the Delinquent Lender shall reasonably cooperate in effectuating the replacement of such Delinquent Lender under this Section, but at no time shall the Credit Agent, such Delinquent Lender nor any other Lender be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Assignee. The exercise by the Company of its rights under this Section shall be at the Company’s sole cost and expenses and at no cost or expense to the Credit Agent, the Delinquent Lender or any of the other Lenders.

(viii)                        Holders. The Credit Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Credit Agent. Any request, authority or consent of any person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or endorsee, as the case may be, of such Note or of any Note issued in exchange therefor.

8.13                        Assignment and Participation.

(i)                                     Assignment by Lenders. Each Lender may assign to one or more Lenders or other financial institutions (each an “Assignee”) all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Warehousing Commitment Percentage and Warehousing Commitment and the same portion of the Facility at the time owing to it and the Note held by it), upon satisfaction of the following conditions: (a) each of the Credit Agent and the Company shall have given its prior written consent to such assignment (provided that, in the case of the Company, such consent will not be unreasonably withheld and shall not be required if a Default or Event of Default shall have occurred and be continuing); (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement, (c) prior to the occurrence of an Event of Default, each assignment shall be in an amount that is at least $10,000,000.00 and is a whole multiple of $250,000.00, and (d) the parties to such assignment shall execute and deliver to the Credit Agent, for recording in the Register, an Assignment and Acceptance, substantially in the form of Exhibit I hereto (an “Assignment and Acceptance”), together with any Note subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (x) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder, and (y) the assigning Lender shall, to the extent provided in such assignment and upon payment to the Credit Agent of the registration fee referred to in Section (ii), be released from its obligations under this Agreement.

(ii)                                  Register. The Credit Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Warehousing Commitment Percentage of, and principal amount of the Facility owing to the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Company, the Credit Agent and the Lenders may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company and the Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Lender agrees to pay to the Credit Agent a registration fee in the sum of $5,000.00.

(iii)                               New Notes. Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, the Credit Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Company and the Lenders (other than the assigning Lender). Within five (5) Business Days after receipt of such notice, the Company, at its own expense, shall execute and deliver to the Credit Agent, in exchange for each surrendered Note, a new Note to the order of such Assignee in an amount equal to the amount assumed by such Assignee pursuant to such Assignment and Acceptance and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be substantially in the form of the assigned Notes. The surrendered Notes shall be cancelled and returned to the Company.

(iv)                              Participations. Each Lender may sell participations to one or more Lenders or other financial institutions (each a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Facility Documents; provided that (a) each such participation shall be in a minimum amount of $5,000,000.00, (b) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder to the Company or the Credit Agent, and (c) the only rights granted to the Participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Facility Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Loans, extend the term or increase the amount of the Warehousing Commitment of such Lender as it relates to such Participant, reduce the amount of any fees to which such Participant is entitled or extend any regularly scheduled payment date for interest.

(v)                                 Disclosure. The Company agrees that, in addition to disclosures made in accordance with standard and customary banking practices, any Lender may disclose information obtained by such Lender pursuant to this Agreement to Assignees or Participants and potential Assignees or Participants hereunder; provided that such Assignees or Participants or potential Assignees or potential Participants shall agree (a) to treat in confidence such information unless such information otherwise becomes public knowledge, (b) not to disclose such information to any unaffiliated third party other than outside counsel and other advisors and agents, except as required by law or legal process, and (c) not to make use of such information for purposes of transactions unrelated to such contemplated assignment or participation.

(vi)                              Miscellaneous Assignment Provisions. Any assigning Lender shall retain its rights to be indemnified pursuant to 7.1 with respect to any claims or actions arising prior to the date of such assignment. If any Assignee is not incorporated under the laws of the United States of America or any state thereof, it shall, prior to the date on which any interest or fees are payable hereunder or under any of the other Facility Documents for its account, deliver to the Company and the Credit Agent certification as to exemption from deduction or withholding of any United States federal income taxes.

(vii)                           Assignment by the Company. The Company may not assign or transfer any of its rights or obligations hereunder or any other Facility Document without the prior written consent of Credit Agent and each of the Lenders.

8.14                        Administrative Matters.

(i)                                     Amendment, Waiver, Consent, Etc. Except as otherwise provided herein or as to any term or provision hereof which provides for the consent or approval of the Credit Agent, no term or provision of this Agreement or any other Facility Document may be changed, waived, discharged or terminated, nor may any consent required or permitted by this Agreement or any other Facility Document be given, unless such change, waiver, discharge, termination or consent receives the written approval of the Required Lenders.

Notwithstanding the foregoing, any proposed amendment, waiver, discharge, termination, or consent which would:

(a)                                 extend the Maturity Date, shall require the consent of all Lenders,

(b)                                 reduce the principal of, or rate of interest or fees on, any Lender’s Advances or any Lender’s Warehousing Commitment, shall require the consent of each affected Lender,

(c)                                  modify any Lender’s Warehousing Commitment Percentage, shall require the consent of each affected Lender,

(d)                                 result in an Advance being made against Collateral which does not satisfy the applicable requirements of this Agreement, shall require the consent of all Lenders,

(e)                                  modify the definition of “Required Lenders,” or of the number or percentage of Lenders that are required to take action under the Facility Documents, shall require the consent of all Lenders,

(f)                                   release any material portion of the Collateral, except as expressly contemplated by the Facility Documents or in connection with a sale of such Collateral permitted hereunder, shall require the consent of all Lenders,

(g)                                  amend this 8.14(i), shall require the consent of all Lenders.

It is expressly agreed and understood that (x) the failure by the Required Lenders to elect to accelerate amounts outstanding hereunder or to terminate the obligation of the Lenders to make Advances hereunder shall not constitute an amendment or waiver of any term or provision of this Agreement, and (y) that without the consent of the Credit Agent, no such action referred to above shall amend, modify or waive any provision of this Article or any other provision of any Facility Document which relates to the rights or obligations of the Credit Agent.

(ii)                                  Deemed Consent or Approval. With respect to any requested amendment, waiver, consent or other action which requires the approval of the Required Lenders or all of the Lenders, as the case may be, in accordance with the terms of this Agreement, or if the Credit Agent is required hereunder to seek, or desires to seek, the approval of the Required Lenders or all of the Lenders, as the case may be, prior to undertaking a particular action or course of conduct, the Credit Agent in each such case shall provide each Lender with written notice of any such request for amendment, waiver or consent or any other requested or proposed action or course of conduct, accompanied by such detailed background information and explanations as may be reasonably necessary to determine whether to approve or disapprove such amendment, waiver, consent or other action or course of conduct. The Credit Agent may (but shall not be required to) include in any such notice, printed in capital letters or boldface type, a legend substantially to the following effect:

“THIS COMMUNICATION REQUIRES IMMEDIATE RESPONSE. FAILURE TO RESPOND WITHIN TEN (10) CALENDAR DAYS FROM THE RECEIPT OF THIS COMMUNICATION SHALL CONSTITUTE A DEEMED APPROVAL BY THE ADDRESSEE OF THE ACTION REQUESTED BY THE COMPANY OR THE COURSE OF CONDUCT PROPOSED BY THE CREDIT AGENT AND RECITED ABOVE,”

and if the foregoing legend is included by the Credit Agent in its communication, a Lender shall be deemed to have approved or consented to such action or course of conduct for all purposes hereunder if such Lender fails to object to such action or course of conduct by written notice to the Credit Agent within ten (10) calendar days of such Lender’s receipt of such notice.

8.15                        Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof’ and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, and Exhibits shall be construed to refer to Articles and Sections of, and Exhibits to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (g) all references to any time of day is to local time in Michigan.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the effective date hereof.

EF&A FUNDING, L.L.C., d/b/a ALLIANT CAPITAL, LLC
a Michigan limited liability company

By:	Alliant, Inc., its Manager

/s/ Kelley Prevete
By: Kelley Prevete
Its: Vice President

BANK OF AMERICA, N.A.,
as Credit Agent and Lender

By:	/s/ Scott M McLean
Name:	Scott M McLean
Title:	Senior Vice President

Signature page of Fifth Amended and Restated Mortgage Warehousing and Secutity Agreement